                                4,000,000 Shares

                               [TUMBLEWEED LOGO]

                        Tumbleweed Communications Corp.

                                  Common Stock
                                  -----------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is $12.00 per share. Our common stock has been approved for quotation and trading on The Nasdaq Stock Market's National Market under the symbol "TMWD."

    The underwriters have an option to purchase a maximum of 600,000 additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" on page 7.

                                                                                Underwriting
                                                             Price to           Discounts and         Proceeds to
                                                              Public             Commissions          Tumbleweed
                                                        -------------------  -------------------  -------------------
Per Share.............................................        $12.00                $0.84               $11.16
Total.................................................      $48,000,000          $3,360,000           $44,640,000

    Delivery of the shares of common stock will be made on or about August 11, 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                     Hambrecht & Quist

                                  ING Barings

                 The date of this prospectus is August 5, 1999.

                                 Cover Artwork

INSIDE FRONT COVER OF PROSPECTUS:

TUMBLEWEED-Registered Trademark-

A leading provider of Internet communication services that use e-mail networks to bring business processes online.

[Cover design includes a graphical representation of communication moving from paper-based processes to electronic interaction.]

Tumbleweed Integrated Messaging Exchange (IME)

IME Platform: The foundation for advanced e-mail solutions--providing the core technology for integrating e-mail and e-commerce.

IME Applications: Additional features for specific business processes like financial services and collaboration.

IME Services: Consulting, development and hosting services for quickly implementing online solutions.

INSIDE BACK COVER OF PROSPECTUS:

Offering the key attributes of secure physical delivery, e-mail and the worldwide web in a comprehensive Internet-based service.

[Cover design includes a graphical depiction of computer screen shots showing new package, package options and delivery detail screens]

[Tumbleweed logo]

Bridging the gap between e-mail and e-commerce.

                                 --------------

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
PROSPECTUS SUMMARY................     4

RISK FACTORS......................     7

USE OF PROCEEDS...................    21

DIVIDEND POLICY...................    21

CAPITALIZATION....................    22

DILUTION..........................    23

SELECTED CONSOLIDATED FINANCIAL
  DATA............................    24

MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.......    25

BUSINESS..........................    35

                                    PAGE
                                    ----

MANAGEMENT........................    50

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS....................    59

PRINCIPAL STOCKHOLDERS............    61

DESCRIPTION OF CAPITAL STOCK......    63

SHARES ELIGIBLE FOR FUTURE SALE...    65

UNDERWRITING......................    66

NOTICE TO CANADIAN RESIDENTS......    68

LEGAL MATTERS.....................    69

EXPERTS...........................    69

AVAILABLE INFORMATION.............    69

INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS......................   F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL AUGUST 30, 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    Tumbleweed Communications Corp. is a leading provider of secure Internet communication services for businesses worldwide. We have developed the Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, a comprehensive software and services solution that combines the personal, proactive nature of e-mail with the ease of use of the world wide web. Tumbleweed IME offers the key attributes of secure physical delivery, e-mail and web messaging in a comprehensive, Internet-based system. Our solution enables corporations to leverage their existing investments in e-mail and web systems in order to shift their historically paper-based communications to more convenient and cost-effective online alternatives.

    Businesses increasingly seek to use e-mail as a means to communicate with each other and with their customers. International Data Corporation estimates that the number of e-mail messages sent per day in the U.S. will grow from approximately 2.1 billion in 1998 to 7.9 billion in 2002. In evaluating Internet-based solutions to take the place of traditional paper-based interactions, corporations demand the security, reliability and trackability that they have come to expect from physical delivery services. The online alternatives that provide these advanced features exist, but require dedicated proprietary networks and desktop software. This renders the transition to online delivery complex and expensive.

    Tumbleweed IME utilizes public networks and existing e-mail platforms to provide an efficient and cost-effective means for businesses to effect secure communications over the Internet. Tumbleweed IME enables our customers and service providers to offer high-value business-to-business and business-to-consumer communications. Using our products and services, our service provider customers are able to provide their end-user customers with these communication services on an outsourced basis for which we have agreed to share ongoing transaction-based revenue. Our service provider customers include the U.S. Postal Service, Canada Post and France's La Poste as member posts of the International Post Corporation Technology, S.C., which each accounted for 9% of our revenue during the year ended December 31, 1998, and 11% of our revenue during the six months ended June 30, 1999. Additional service provider customers include United Parcel Service and Pitney Bowes, which accounted for 30% and 3%, respectively, of our revenue during the year ended December 31, 1998, and 4% and 8%, respectively, of our revenue during the six months ended June 30, 1999. In selected strategic markets such as the financial services, banking and pharmaceutical industries, we also offer solutions directly to customers that use or intend to use Tumbleweed IME with their employees, suppliers, partners and customers.

    Tumbleweed IME offers customers the following benefits:

    - a complete range of services;

    - comprehensive technology;

    - multi-level security;

    - universal access;

    - end-to-end trackability;

    - automated delivery;

    - personalized communication; and

    - a design that accommodates growth.

    Our objective is to be the leading provider of secure online communication services. Key elements of our strategy include:

    - establish Tumbleweed IME as the leading application platform for secure online communication services;

    - cultivate a channel of key service providers;

    - establish Tumbleweed IME as the international standard for secure online communication;

    - establish Tumbleweed IME in strategic industry markets;

    - expand into accounts after first securing business-critical applications;

    - create recurring, transaction-based revenue streams; and

    - provide comprehensive professional services.

                                  THE OFFERING

Common stock offered...........................................  4,000,000 shares

Common stock to be outstanding after the offering..............  21,337,475 shares

Use of proceeds................................................  We expect to use the net proceeds of this offering for working capital and other general
                                                                 corporate purposes. In addition, we may use a
                                                                 portion of the net proceeds to acquire
                                                                 complementary products, technologies, or
                                                                 businesses. See "Use of Proceeds."

Nasdaq National Market symbol..................................  "TMWD"

Dividend policy................................................  We intend to retain all future earnings to fund the development and growth of our business.
                                                                 Therefore, we do not anticipate paying cash
                                                                 dividends on our common stock in the foreseeable
                                                                 future. See "Dividend Policy."

    The common stock to be outstanding after the offering is based on shares outstanding as of August 3, 1999. The shares outstanding exclude:

    - 2,860,644 shares of common stock issuable as of August 3, 1999 upon the exercise of outstanding stock options issued under our 1993 stock option plan at a weighted average exercise price of $2.08 per share;

    - 500,000 shares of common stock initially reserved for issuance under our employee stock purchase plan;

    - 4,402,984 shares of common stock reserved for issuance as of August 3, 1999 under our stock incentive plans; and

    - 120,973 shares of common stock issuable upon the exercise of warrants that will remain outstanding after this offering at a weighted average exercise price of $23.35 per share.

                            ------------------------

    EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES THE
FOLLOWING:

    - THE REINCORPORATION OF TUMBLEWEED INTO DELAWARE BEFORE THE CONSUMMATION OF THIS OFFERING, AND A CHANGE IN THE PAR VALUE FOR THE COMMON STOCK FROM NO PAR VALUE TO $0.001 PER SHARE;

    - THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO SHARES OF COMMON STOCK ON A ONE-TO-ONE BASIS UPON THE CONSUMMATION OF THIS OFFERING;

    - THE EXERCISE OF WARRANTS DATED DECEMBER 19, 1997 AND MAY 13, 1999, RESPECTIVELY, TO PURCHASE 31,666 AND 53,003 SHARES OF COMMON STOCK, RESPECTIVELY, UPON THE CONSUMMATION OF THIS OFFERING ON A CASHLESS BASIS AT THE INITIAL PUBLIC OFFERING PRICE OF $12.00 PER SHARE; AND

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                                                 31,                 JUNE 30,
                                                                         --------------------  --------------------
                                                                           1997       1998       1998       1999
                                                                         ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
Revenue................................................................  $     729  $   2,015  $     999  $   1,701
Total cost of revenue..................................................        108        931        372        776
Total operating expenses...............................................      5,477      7,823      4,022      7,056
Operating loss.........................................................     (4,856)    (6,739)    (3,395)    (6,131)
Net loss...............................................................     (4,691)    (6,590)    (3,268)    (6,053)
Net loss per share
    Basic and diluted..................................................  $   (1.41) $   (1.74) $   (0.89) $   (1.43)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
    Weighted average shares............................................      3,331      3,797      3,682      4,246
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

                                                                                                JUNE 30, 1999
                                                                                            ----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents.................................................................  $  14,700   $  58,190
Total assets..............................................................................     19,037      62,527
Long-term obligations, excluding current installments.....................................      1,185       1,185
Total stockholders' equity................................................................     14,832      58,322

The above balance sheet data is shown on a pro forma as adjusted basis to give effect to:

    - the conversion of all outstanding shares of preferred stock into shares of common stock upon the consummation of this offering;

    - the exercise of warrants dated December 19, 1997 and May 13, 1999, to purchase 31,666 and 53,003 shares of common stock, respectively, upon the consummation of this offering on a cashless basis at the initial public offering price of $12.00 per share; and

    - the sale of the 4,000,000 shares of common stock by Tumbleweed in this offering at the initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

                            ------------------------

    WE RECENTLY CHANGED OUR NAME FROM TUMBLEWEED SOFTWARE CORPORATION TO TUMBLEWEED COMMUNICATIONS CORP. OUR PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 700 SAGINAW DRIVE, REDWOOD CITY, CALIFORNIA 94063, AND OUR TELEPHONE NUMBER IS
(650) 216-2000. OUR WEB SITE IS WWW.TUMBLEWEED.COM. THE INFORMATION ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS DOCUMENT.

    TUMBLEWEED-REGISTERED TRADEMARK- IS OUR REGISTERED TRADEMARK. WE HAVE APPLIED FOR FEDERAL REGISTRATION OF OUR TRADEMARKS TUMBLEWEED COMMUNICATIONS, POSTA AND IME. OUR TRADEMARK IME DESIGNATES OUR PRODUCTS THAT PREVIOUSLY WERE KNOWN AS POSTA. WE INTEND TO CONTINUE USING OUR POSTA TRADEMARK IN JAPAN. THIS PROSPECTUS ALSO CONTAINS THE TRADEMARKS AND SERVICE MARKS OF THIRD PARTIES.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD CONSIDER CAREFULLY THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS:

BECAUSE WE ARE IN AN EARLY STAGE OF DEVELOPMENT AND HAVE A HISTORY OF LOSSES, IT
  IS DIFFICULT TO EVALUATE OUR BUSINESS AND WE MAY FACE EXPENSES, DELAYS AND DIFFICULTIES

    Tumbleweed was organized in July 1993 and has only a limited operating history upon which an evaluation can be based. We began developing Tumbleweed IME in December 1995, and we launched Tumbleweed IME in July 1997. Before December 1995, we were engaged in activities related to a technology that was sold to Novell, Inc. Accordingly, Tumbleweed's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies in an early stage of development, particularly companies engaged in new and rapidly evolving markets like secure online communication services. We incurred net losses of $4.7 million and $6.6 million in the years ended December 31, 1997 and 1998, respectively, as well as a net loss of $6.1 million in the six months ended June 30, 1999. As of June 30, 1999, we had incurred cumulative net losses as a C-corporation of $18.2 million. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ANTICIPATE CONTINUED LOSSES

    Although we believe that our success will depend in large part upon our ability to generate sufficient revenue to achieve profitability and to effectively maintain existing relationships and develop new relationships with customers and strategic partners, our revenue may not increase, and we may not achieve or maintain profitability. In particular, we intend to expend significant financial and management resources on product development, sales and marketing, strategic relationships and technology, and operating infrastructure. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

    As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenue or expenses. We may be unable to recognize quarterly or annual revenue consistent with our historical operating results or expectations. Our success is dependent upon our ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of our products by our customers and their end-users. Our revenue has fluctuated and our quarterly operating results will continue to fluctuate based on the timing of the execution of new customer licenses, customer transitions from pilot to final production phase and customer implementation of Tumbleweed IME in a given quarter. Our license revenue is comprised entirely of initial license and distribution fees. As a result, in order to realize comparable or increased license revenue, we must regularly and increasingly sign additional customers with substantial initial license fees on a timely basis. Our services revenue historically has been comprised almost entirely of implementation and consulting fees and support and maintenance fees, as actual transaction-based revenue to date has been minimal. As a result, in order to realize comparable or increased services revenue, we must increase our services revenue in the short term through implementation and consulting work and contractual transaction minimums and in the longer term through the increased transaction volume with the use of our services, and the timing of this will also cause our quarterly operating results to fluctuate. Unless and until we have developed a significant and recurring transaction-based revenue stream from communications that are sent with our services, our revenue will continue to fluctuate significantly.

    In addition, we have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons, including, but not limited to:

    - disruptions in software purchases associated with Year 2000 concerns and seasonality;

    - the amount and timing of operating costs and capital expenditures relating to our business, operations and infrastructure, including our international operations; and

    - the announcement or introduction of new or enhanced services and products in the secure online communications or document delivery markets.

    As a result of these factors, we believe that quarter-to-quarter or other periodic comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our business and operating results. Moreover, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A HIGH PERCENTAGE OF OUR REVENUE AND
  THE FAILURE TO MAINTAIN OR EXPAND THESE RELATIONSHIPS COULD HARM OUR BUSINESS

    The loss of one or more of our major customers, the failure to attract new customers on a timely basis, or a reduction in usage and revenue associated with the existing or proposed customers would harm our business and prospects. Four customers comprised approximately 86% of our revenue in the six months ended June 30, 1999, and five customers comprised approximately 91% of our revenue in 1998. We expect that a small number of customers will continue to account for a majority of our revenue for the foreseeable future.

OUR SERVICE PROVIDER CUSTOMERS MAY COMPETE WITH US OR FAIL TO PROMOTE OUR
  PRODUCT

    To date, we have generated most of our revenue from contracts with a very limited number of service provider customers, including the United Parcel Service, the U.S. Postal Service, Canada Post and France's La Poste, as member posts of the International Post Corporation Technology, S.C., Pitney Bowes and Nippon Telegraph and Telephone Corporation, which use or intend to use our products for the communication of third-party documents and data. If these customers do not effectively promote the use of Tumbleweed IME to their end-users, adoption of our services and the recognition of associated revenue could be limited. Because our contracts with our service provider customers are non-exclusive, these customers could elect to offer competing secure online communication services to their customers through our existing or future competitors. The service provider customers also may compete with our secure online communication services through their traditional physical delivery channels.

IF WE DO NOT SECURE KEY RELATIONSHIPS WITH ENTERPRISE CUSTOMERS, OUR ACCESS TO
  BROADER MARKETS WILL BE LIMITED

    We expect that our enterprise customers, which use or intend to use Tumbleweed IME for internal purposes or for distribution of internally generated communications to their customers, will be an increasingly important source of our future revenue. A key aspect of our strategy is to access target markets prior to adoption of alternative online distribution solutions by the larger participants in these markets. The failure to secure key relationships with new enterprise customers in targeted markets could limit or effectively preclude our entry into these target markets, which would harm our business and prospects.

CUSTOMERS IN A PRELIMINARY PHASE OF IMPLEMENTING OUR PRODUCT MAY NOT PROCEED ON
  A TIMELY BASIS OR AT ALL

    Some of our customers are currently in a pilot or preliminary stage of implementing Tumbleweed IME and may encounter delays or other problems in the introduction of our services. A decision not to do so or a delay in implementation could result in a delay or loss in related revenue or otherwise harm our businesses and prospects. In particular, a complaint was recently filed with the Postal Rate Commission alleging that the U.S. Postal Service's offering of the Tumbleweed IME-based service PostECS, currently in a preliminary phase, is subject to regulation by the Postal Rate Commission. On May 3, 1999, the Postal Rate Commission issued an order determining that it has jurisdiction over the implementation of PostECS and is initiating formal proceedings to consider the complaint. This order could result in a delay of the launch of our service by the U.S. Postal Service or an election not to proceed with the product launch. We cannot predict when any customer that is currently in a pilot or preliminary phase will implement broader use of our services.

THE MARKETS FOR SECURE ONLINE COMMUNICATION SERVICES GENERALLY, AND THE
  TUMBLEWEED IME PRODUCT SPECIFICALLY, ARE NEW AND MAY NOT DEVELOP

    The market for our products and services is new and evolving rapidly. If the market for our products and services fails to develop and grow, or if our products and services do not gain broad market acceptance, our business and prospects will be harmed. In particular, our success will depend upon the adoption and use by current and potential customers and their end-users of secure online communication services. Our success will also depend upon acceptance of our technology as the standard for providing these services. The adoption and use of our products and services will involve changes in the manner in which businesses have traditionally exchanged information. In addition, sales and marketing of our products and services is to a large extent under the control of our customers. In some cases, our customers have little experience with products, services and technology like those offered by us. Our ability to influence usage of our products and services by customers and end-users is limited. To date, the usage of Tumbleweed IME by the end-users of our service provider customers has been limited. We have spent, and intend to continue to spend, considerable resources educating potential customers and their end-users about the value of our products and services. It is difficult to assess, or to predict with any assurance, the present and future size of the potential market for our products and services, or its growth rate, if any. Moreover, we cannot predict whether our products and services will achieve any market acceptance. Our ability to achieve our goals also depends upon rapid market acceptance of future enhancements of our products. Any enhancement that is not favorably received by customers and end-users may not be profitable and, furthermore, could damage our reputation or brand name.

THE TRADITIONAL AND INTERNET DELIVERY SERVICES INDUSTRIES ARE HIGHLY
  COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

    We may not be able to compete successfully against current and future competitors, and the competitive pressures we face could harm our business and prospects. Broadly speaking, Tumbleweed IME is an alternative to traditional mail and courier document delivery services, such as those offered by Federal Express Corporation, United Parcel Service or the U.S. Postal Service. Our solution is also an alternative to general purpose e-mail applications and services. As such, we compete with these options. In the more narrow area of secure online communication services, our direct competition comes from other small, early stage, secure online communication services providers. Some of these providers have products that are intended to compete directly with our products. Examples of these companies include Differential Inc., e-Parcel, LLC, NetDox, Inc., PostX Corporation and The docSpace Company Inc. In addition, companies with which we do not presently directly compete are planning to become competitors in the future. This could occur either through the expansion of our products and services or through their product development in the area of secure online communication services. These companies could include America Online, Inc./Netscape Communications Corporation, Critical Path Inc., International Business Machines Corporation/Lotus Development Corporation, Microsoft Corporation and VeriSign, Inc.

    The market for secure online communication services is new and rapidly evolving and is highly competitive. The level of competition is likely to increase as current competitors improve their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, sales, marketing, technical and other resources than Tumbleweed. Moreover, these competitors may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into these strategic or commercial relationships on more favorable terms. Additionally, these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines we market and distribute. New technologies and the expansion of existing technologies also may increase competitive pressures on us. Increased competition may result in reduced operating margins as well as loss of market share and brand recognition. This could result in decreased usage of our products.

WE HAVE A LENGTHY SALES AND IMPLEMENTATION CYCLE WHICH COULD HARM OUR BUSINESS

    The inability to license our services to new customers on a timely basis or delays by our existing and proposed customers and their end-users in the implementation and adoption of our services could limit revenue and harm our business and prospects. Our customers must evaluate our technology and integrate our products and services into the products and services they provide. In addition, our customers may need to adopt a comprehensive sales, marketing and training program in order to effectively implement Tumbleweed IME. Finally, we must coordinate with our customers using our product for third-party communications in order to assist end-users in the adoption of our products in order to generate usage fees. For these and other reasons, the cycle associated with establishing licenses in order to generate initial license fees and implementation of our products in order to generate material transaction-based services revenue can be lengthy. This cycle is also subject to a number of significant delays over which we have little or no control.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY

    Although we regard our patents, copyrights and similar intellectual property as critical to our success, we may not be able to obtain the protection we seek on commercially reasonable terms, if at all. It may also be possible for unauthorized third parties to copy selected portions of our products or obtain and use information that we regard as proprietary. In particular, we rely on the utility patent we obtained relating to the web-based delivery method as critical to our competitive position. Attempts by competitors to utilize this or our other intellectual property could undermine our ability to retain or secure customers on favorable terms, if at all. In addition, competing companies could independently develop similar technology. Some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of some jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S. Our attempts to protect our proprietary rights in the U.S. or abroad may not be adequate. In particular, we are currently engaged in litigation to enforce our intellectual property rights, which may not be successful and will result in substantial expenditures of resources to pursue. See "Business--Legal Proceedings."

    The status of U.S. patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. Our pending patent applications, as well as patents we may seek in the future, ultimately may not be issued with the scope of the claims we are seeking if at all. In addition, because patent applications in the U.S. are not publicly disclosed until the patent is issued, applications may have been filed by third parties that relate to our products and services.

ANY CLAIM OF INFRINGEMENT BY THIRD PARTIES COULD BE COSTLY TO DEFEND

    Intellectual property claims could be time consuming to defend, result in costly litigation, divert management's attention and resources and cause product shipment delays. These claims could also require us to enter into royalty or license agreements. A successful claim of product infringement against us could harm our business and prospects. We could face a claim of infringement by third parties with respect to our current or future products or services. In addition, we may increasingly become subject to claims of intellectual property infringement by third parties as the number of our competitors grows and the functionality of their products and services increasingly overlap with ours. Because we are in a new and evolving market, customers may demand features which will subject us to a greater likelihood of claims of infringement.

IF WE DO NOT SUCCESSFULLY MANAGE ANY GROWTH WE EXPERIENCE, INCREASED STRAIN ON
  OUR RESOURCES COULD HARM OUR BUSINESS

    Although we may be unable to expand our operations in the future, our business model contemplates a period of sustained and rapid operational growth. If we are unable to manage growth efficiently, we will not have adequate resources to maintain and secure key relationships contemplated by our business plan and our business and prospects could be harmed. Our growth has subjected us to, and will continue to subject us to, increased capital and operating commitments. For instance, we have recently entered into a new operating lease for significantly larger facilities. Moreover, our plan for additional customer licenses and product and service introductions and enhancements and the timing of implementing this plan has placed, and will continue to place, a significant strain on our personnel, systems and resources. To manage further growth of our operations and personnel and meet our present and future commitments, we must:

    - improve existing operations and implement new operations;

    - maintain and enhance our customer service; and

    - expand, retain, train and manage our growing employee base.

    Furthermore, our management will be required to maintain and expand its relationships with our customers and other third parties necessary to our business. Our current and planned systems and personnel levels may not be adequate to support our future operations. Moreover, management may not be able to hire, train, retain, motivate and manage required personnel or successfully identify, manage and exploit existing and potential market opportunities.

EXPANSION INTO INTERNATIONAL MARKETS MAY BE DIFFICULT OR UNPROFITABLE

    We have recently begun to invest significant financial and managerial resources to expand our sales and marketing operations in international markets and have opened sales offices in Japan and the United Kingdom. In the six months ended June 30, 1999, we derived 60% of our revenue from Hikari Tsushin, Canada Post and France's La Poste as member posts of the International Post Corporation Technology, S.C. and Canon Sales Co., Inc., all of which are based abroad. However, as an early-stage company, we have limited experience in international operations and may not be able to compete effectively in international markets. A key component of our long-term strategy is to further expand into international markets, and we must continue to devote substantial resources to our international operations in order to succeed in these markets. In this regard, we may encounter difficulties such as:

    - unexpected changes in regulatory requirements and trade barriers applicable to the Internet or our business;

    - challenges in staffing and managing foreign operations, including employment laws and practices as we expand into continental Europe;

    - seasonal reductions in business activity and economic downturns, in particular, in Europe and Asia;

    - longer payment cycles and problems in collecting accounts receivable;

    - problems caused by the conversion of various European currencies into a single currency, the Euro;

    - differing technology standards; and

    - reduced protection for intellectual property rights in certain countries in which we operate or plan to operate.

    In addition, our expansion into international markets will increasingly subject us to fluctuations in currency exchange rates. In particular, our contract with Hikari Tsushin is denominated in Japanese yen, and in the future, an increasing number of our contracts may be denominated in currencies other than U.S. dollars. We do not presently engage in hedging or similar transactions to protect us from currency fluctuations. Any of the foregoing difficulties of conducting business internationally could harm our international operations and, consequently, our business and prospects.

WE ARE DEPENDENT ON TECHNOLOGIES PROVIDED BY THIRD PARTIES, AND THE TERMINATION
  OF OUR RELATIONSHIPS WITH THEM COULD INCREASE OUR COSTS, DELAY PRODUCT DEVELOPMENT AND HARM OUR REPUTATION

    We have developed Tumbleweed IME partially based on selected technologies developed by third parties that we have licensed under non-exclusive agreements. The inability to obtain new contractual relationships or maintain existing relationships could increase our cost of revenue, delay product development, damage our relationships with our customers and divert our resources, which could harm our business and prospects. In particular, our ability to provide data security is critical to our success. For certain security algorithms, we use proven industry standard technology licensed in perpetuity from RSA Data Security, Inc. We in turn focus our effort on applying these fundamental algorithms as part of an overall messaging solution, and offer today several levels of security which can fit the needs of a broad range of customers. In addition, we license Adobe Acrobat technology from Adobe Systems Incorporated, which we use as the basis for creating files in Adobe's portable document format, under a renewable agreement that expires in April 2000. Our existing agreements may be terminated by the other parties to these contracts, or may not be renewed on favorable terms. In addition, we may not be able to license new technologies on favorable terms, if at all.

IF WE DO NOT PROVIDE ADEQUATE SUPPORT SERVICES TO OUR CUSTOMERS TO IMPLEMENT
  TUMBLEWEED IME, WE MAY LOSE CUSTOMERS OR REALIZE LOWER TRANSACTION VOLUME

    Our professional services organization assists our customers in implementing Tumbleweed IME through software installation, integration with existing customer systems, customization and training. If the professional services organization does not adequately assess customer requirements or address technical problems, customers may seek to discontinue their relationships with Tumbleweed due to dissatisfaction with the product or our customer support. Furthermore, these customers may realize lower transaction volume than they could have otherwise achieved because they did not fully capitalize on the product in ways that could have been addressed by our professional services organization. Tumbleweed IME must be integrated with existing hardware and complex software products of our customers or other third parties, and our customers may not have significant experience with the implementation of products similar to ours. In addition, the provision of customization and integration services is an increasingly important aspect of Tumbleweed's strategy to strengthen customer loyalty to our product and company. Therefore, our business and future prospects significantly depend on the strength of our professional services organization.

OUR COMPUTER SYSTEMS AND OPERATIONS MAY BE VULNERABLE TO SECURITY BREACHES

    Our success depends on the confidence of our customers and their end-users in our ability to securely transmit confidential information over the Internet. Any failure to provide secure online communication services could harm our business and reputation. Our products rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to achieve secure transmission of confidential information. Despite our focus on Internet security, we may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers or their end-users. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms used by our products to protect data contained in customer databases and information being transferred.

    Although we generally limit warranties and liabilities relating to security in our customer contracts, our customers or their end-users may seek to hold us liable for any losses suffered as a result of unauthorized access to their communications. We may not have adequate insurance to cover these losses. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate the problems they cause. Moreover, concerns over the security of transactions conducted on the Internet and commercial online services, which may be heightened by any well-publicized compromise of security, may also deter future customers and their end-users from using our products. These concerns also could cause current customers to cease using Tumbleweed IME as a means of providing secure online communication services. In either case, this could harm our business and prospects. Our security measures may not be sufficient to prevent security breaches, and failure to prevent security breaches could harm our reputation, business and prospects.

OUR COMPUTER SYSTEMS AND OPERATIONS MAY BE VULNERABLE TO VIRUSES AND OTHER
  DISRUPTIONS

    Despite the implementation of data center and network security measures by our customers and other third parties, their servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may not be able to prevent any or all of these disruptions, and our failure to do so could limit use of our product, cause us to incur substantial expenses, and otherwise harm our business. Specifically, computer viruses, break-ins and other disruptions could lead to interruptions, delays, loss of data or the inability to accept and confirm the receipt of information. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in Tumbleweed's, our customers' or their end-users' operations. This could occur through the introduction of known or undetected errors, or bugs, viruses or by other means. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or a significant loss of revenue.

WE HAVE HAD LIMITED CUSTOMER FEEDBACK IN THE DESIGN OF OUR PRODUCTS AND OUR
  PRODUCTS MAY NOT BE SATISFACTORILY DESIGNED TO MEET CUSTOMER NEEDS

    Our revenue depends on the number of customers who use Tumbleweed IME to provide secure online communication services. Accordingly, the satisfactory design of our products and products licensed from third parties is critical to our business, and any significant product design limitations or deficiencies could harm our business and market acceptance. To date, the features and functionalities reflected in our products and services have been based on our internal design efforts and on feedback from a limited number of customers and potential customers. This limited feedback may not have resulted in an adequate assessment of customer requirements. Therefore, currently specified features and functionality of our products and services may not satisfy current or future customer demands. Furthermore, even if we identify the feature set required by customers in our market, we may not be able to design and implement products and services incorporating features in a timely and efficient manner, if at all.

PRODUCT DEFICIENCIES MAY BE DIFFICULT TO RESOLVE AND COULD HARM OUR BUSINESS

    Difficulties in product design, performance and reliability could result in lost revenue, delays in customer acceptance or lawsuits and would be detrimental to our market reputation. Software products as complex as those offered by Tumbleweed, which incorporate products from third parties, often contain bugs or performance problems. Serious defects are frequently found during the period immediately following introduction of new products or enhancements to existing products. Our products, and the products incorporated from third parties, are not error-free. Undetected errors or performance problems may be discovered in the future. Moreover, known errors which we consider minor may be considered serious by our customers.

    If our internal quality assurance testing or customer testing reveals performance issues and/or desirable feature enhancements, we could postpone the development and release of updates or enhancements to our current products, future products or improvements in our services. We may not be able to successfully complete the development of planned or future products in a timely manner or to adequately address product defects, which could harm our business and prospects. In addition, product defects may expose us to product liability claims, for which we may not have sufficient product liability insurance. A successful suit against us could harm our business and financial condition.

WE MAY ENCOUNTER SYSTEM FAILURE, AND A DISASTER COULD SEVERELY DAMAGE OUR
  OPERATIONS

    The ability of our customers to provide Tumbleweed IME-based services depends on the efficient and uninterrupted operation of the computer and communications hardware and the software and Internet network systems that they maintain. Although our ability to manage the effects of system failures which occur in computer hardware, software and network systems is limited, the occurrences of these failures could harm our reputation, business and prospects. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and the Internet could face similar outages and delays in the future. In addition, an increasing number of our customers require Tumbleweed to provide computer and communications hardware, software and Internet networking systems to them as an outsourced data center service. All data centers, whether hosted by us, our customers, or by an independent third party to which we outsource this function, are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure, or other similar events.

IF WE LOSE THE SERVICES OF OUR KEY MANAGEMENT PERSONNEL, INCLUDING OUR
  CO-FOUNDERS OR KEY SALES EXECUTIVES, OUR ABILITY TO DEVELOP OUR BUSINESS AND SECURE CUSTOMER RELATIONSHIPS WILL SUFFER

    We are substantially dependent on the continued services and performance of our senior management and other key personnel. The loss of the services of any of our executive officers or other key employees, particularly Tumbleweed's co-founders, Jeffrey C. Smith and Jean-Christophe D. Bandini, could significantly delay or prevent the achievement of our development and strategic objectives. In addition, the loss of key members of our sales organization including Donald N. Taylor and Donald R. Gammon, could harm our ability to secure key relationships contemplated by our business plan. We do not have long-term employment agreements with any of our key personnel, and their employment is at will. The loss of services of any of our senior management or other key personnel would significantly harm our business and prospects.

WE MAY BE UNABLE TO RECRUIT OR RETAIN QUALIFIED PERSONNEL, WHICH COULD HARM OUR
  BUSINESS AND PRODUCT DEVELOPMENT

    We also must continue to identify, recruit, hire, train, retain and motivate other highly skilled technical, managerial, editorial, marketing and customer service personnel. Competition for these personnel is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting a sufficient number of qualified software developers, and we may not be able to retain these developers, which could harm our relationships with existing and future customers at a critical stage of development. The failure to recruit and retain necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our business and our ability to obtain new customers and develop new products.

POTENTIAL YEAR 2000 PROBLEMS AND PURCHASING PATTERNS COULD HARM OUR BUSINESS AND
  REDUCE SALES

    Our customers, potential customers, and end-users may need to upgrade their computer systems and software products to ensure that their installed computer systems and software products can distinguish between 20th century dates and 21st century dates. Their failure to do so could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    Our computer systems use third-party equipment and software which may not be Year 2000 compliant. In addition, our products and services are integrated into the systems of our customers involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. We have no means of ensuring that our customers and their end-users will be Year 2000 ready. Moreover, Year 2000 readiness among international customers and in international operations may be relatively more problematic as fewer resources may have been devoted to addressing these issues in other countries. The failure of our computer systems or the computer systems of our customers or Internet service providers could cause us to incur significant expenses to remedy problems, could reduce our revenue or could otherwise damage our business.

    If we discover significant Year 2000 errors or defects, we could incur substantial costs and our operations could be seriously disrupted. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect us. We could be subject to litigation due to computer systems or product failure, including as a result of equipment shutdown or failure to properly date business records.

    In addition, we believe that purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce funds available to purchase software products and services similar to those that we offer. To the extent that Year 2000 issues cause significant postponements or cancellations of decisions to purchase our products or services, our business and prospects would suffer. We cannot reasonably estimate at this time the amount of potential liability and lost revenue that could result from Year 2000 issues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

OUR BUSINESS IS SUBJECT TO CONTINUOUS TECHNOLOGICAL CHANGE, AND WE MAY NOT BE
  ABLE TO RESPOND SUCCESSFULLY TO THE CHANGING NEEDS OF OUR INDUSTRY

    The secure online communication services industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions and new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. If we are unable to adapt or respond in a timely manner to changing market conditions or customer requirements for technical, legal, financial or other reasons, our business and prospects could be harmed. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Because the technologies of our partners, such as Oracle databases, Netscape web servers and digital certificate and encryption technology from VeriSign and RSA provide a foundation for our products, changes in those technologies and markets could affect the demand for Tumbleweed IME. We must also enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology entails significant technical challenges such as integrating new technology into an existing platform and requires substantial expenditures and lead-time. We may not be able to utilize new technologies effectively or adapt our products to customer requirements or emerging industry standards.

OUR EFFORTS TO ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRAND WILL REQUIRE
  SIGNIFICANT EXPENDITURES AND MAY NOT BE SUCCESSFUL

    If the marketplace does not associate the Tumbleweed or Tumbleweed IME brands with high quality secure Internet communication services, it may be more difficult for us to attract new customers or introduce future products and services. The market for our services is new. Therefore, our failure to establish brand recognition at this stage could harm our ability to compete in the future with other companies that successfully establish a brand name for their services. We must succeed in our marketing efforts, provide high quality services and increase our user base in order to build our brand awareness and differentiate our products from those of our competitors. These efforts have required significant expenditures to date. Moreover, we believe that these efforts will require substantial commitments of resources in the future as our brands become increasingly important to our overall strategy and as the market for our services grows.

OUR BUSINESS WILL BE HARMED IF WE CANNOT MEET OUR FUTURE CAPITAL NEEDS

    We will require substantial working capital to fund our business and achieve our goals. We have experienced negative cash flow from operations and we expect to continue to experience significant negative cash flow from operations for the foreseeable future. We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months. However, our capital requirements depend upon several factors, including:

    - the rate of market acceptance of our products and services, including transaction volume;

    - our ability to expand our customer base;

    - our level of expenditures; and

    - the cost of service and technology upgrades.

    If we seek additional funding to meet our requirements, this funding may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we raise additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing shareholders. In addition, these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of debt securities, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these debt securities could also impose restrictions on our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO OUR INDUSTRY:

BECAUSE TUMBLEWEED IME UTILIZES THE INTERNET TO ACHIEVE SECURE COMMUNICATIONS,
  IF USE OF THE INTERNET DOES NOT INCREASE, THE LEVEL OF USE OF OUR PRODUCTS WILL SUFFER

    If the Internet and other products and services necessary for the utilization of Tumbleweed IME are not sufficiently developed, fewer customers and end-users will use Tumbleweed IME and our business will be harmed. In particular, the success of our products and services will depend on the development and maintenance of adequate Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and other features demanded by users. Moreover, our success will also depend on the timely development of complementary products or services such as high speed modems for providing reliable Internet access and services and this may not occur. Because the online exchange of information is new and evolving, the Internet may not prove to be a viable platform for secure online communication services in the long term. The Internet has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, frequency of use or if its users require increasingly more resources, the Internet infrastructure may not be able to support the demands placed on it. As a result, the performance or reliability of the Internet may be adversely affected. This in turn could adversely affect the level of Internet usage and also the level of utilization of our products and services. In addition, critical issues concerning the commercial use of the Internet, such as cost, ease of use and access, and privacy issues, remain unresolved and could have a material adverse effect on both the growth of the Internet and our business.

ADDITIONAL GOVERNMENT REGULATION RELATING TO THE INTERNET MAY INCREASE OUR COSTS
  OF DOING BUSINESS OR REQUIRE CHANGES IN OUR BUSINESS MODEL

    We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the Internet. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws could cover issues like user privacy, pricing, content, intellectual property, distribution, antitrust, legal liability and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for our products and services and increase our cost of doing business, or otherwise harm our business or prospects.

    Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce. New state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could harm our ability to conduct business and our operating results.

OUR PRODUCTS ARE SUBJECT TO EXPORT CONTROLS, AND WE MAY BE UNABLE TO OBTAIN
  NECESSARY APPROVALS

    Exports of software products utilizing encryption technology are generally restricted by the U.S. and various foreign governments. All cryptographic products require export licenses from certain U.S. government agencies. We have obtained approval to export Tumbleweed IME Desktop 1.5, Tumbleweed IME Desktop 2, Tumbleweed IME Server 2 and versions of Tumbleweed IME Desktop 3.1 and Tumbleweed IME Server 3.1, and we are not exporting other products and services that are subject to export control under U.S. law. However, the list of products and countries for which export approval is required, and the related regulatory policies, could be revised, and we may not be able to obtain necessary approval for the export of future products. Our inability to obtain required approvals under these regulations could limit our ability to make international sales. Furthermore, our competitors may also seek to obtain approvals to export products that could increase the amount of competition we face.

COSTS OF COMMUNICATING VIA THE INTERNET COULD INCREASE IF ACCESS FEES ARE
  IMPOSED

    Certain local telephone carriers have asserted that the increasing popularity and use of the Internet has burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If these access fees were imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

WE MAY HAVE LIABILITY FOR INTERNET CONTENT

    As a provider of Internet communication products and services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted online. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could be costly and could require us to implement measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue selected service or product offerings.

    We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the U.S. Other countries, such as China, regulate or prohibit the transport of telephony data in their territories. Failure to comply with regulations in a particular jurisdiction could result in fines or criminal penalties or the termination of our service in one or more jurisdictions. Moreover, the increased attention focused on liability issues as a result of lawsuits and legislative proposals could impact the growth of Internet use. Our liability insurance may not cover claims of these types, or may not be adequate to indemnify us for all liability that may be imposed.

RISKS RELATED TO THIS OFFERING:

FUTURE SALES OF COMMON STOCK COULD DEPRESS OUR STOCK PRICE

    We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will depress the market price for our common stock or our ability to raise capital by offering equity securities. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock.

    After this offering, approximately 21,337,475 shares of common stock will be outstanding. All of the shares sold in this offering will be freely tradeable except for any shares purchased by Hikari Tsushin and other affiliates of Tumbleweed. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

DATE OF AVAILABILITY FOR SALE                                                                    NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
As of the date of this prospectus..............................................................               --
February 2, 2000...............................................................................       10,866,222
At various times thereafter upon expiration of applicable holding periods......................        6,471,253

    Credit Suisse First Boston may release all or a portion of the shares subject to lock-up agreements at any time without notice. See "Underwriting" and "Shares Eligible for Future Sale."

INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY
  DEPRESS OUR STOCK PRICE

    The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of this type of litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could harm our business and prospects.

OUR STOCK HAS NOT BEEN PUBLICLY TRADED BEFORE THIS OFFERING AND YOU MAY NOT BE
  ABLE TO SELL YOUR SHARES ABOVE THE PRICE YOU PAID

    We cannot predict the extent to which investor interest in Tumbleweed will lead to the development of a trading market or how liquid that market might become. Before this offering, there has been no public market for our common stock, and you may not be able to resell your shares at or above the initial public offering price. We may sell a substantial amount of our common stock in this offering to a limited number of institutional investors, which, together with the effect of shares subject to lock-up agreements or other restrictions, could limit the timely development of an active trading market. As a result, investors may experience greater price volatility and less efficient execution of buy and sell orders. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting."

YOU WILL NOT BE ABLE TO CONTROL CORPORATE EVENTS BECAUSE OUR MANAGEMENT AND
  EXISTING STOCKHOLDERS WILL OWN A MAJORITY OF OUR STOCK AFTER THE OFFERING

    Upon completion of this offering, our present directors, executive officers and principal stockholders as a group will beneficially own approximately 74.4% of the outstanding common stock, or 72.3% if the underwriters' over-allotment option is exercised. Accordingly, if all or particular stockholders were to act together, they would be able to exercise significant influence over or control the election of our board of directors, our management and policies and the outcome of particular corporate transactions or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD
  DISCOURAGE OR PREVENT AN ACQUISITION OF TUMBLEWEED, WHICH COULD DEPRESS OUR STOCK PRICE

    Provisions of the certificate of incorporation and bylaws that we intend to adopt before the closing of this offering may inhibit changes of control that are not approved by our board of directors. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. In particular, the provisions we intend to adopt will classify our board of directors, prohibit stockholder action by written consent. These provisions will also require advance notice for nomination of directors and stockholders' proposals. In addition, as a Delaware corporation, we will be subject to Section 203 of the Delaware General Corporation Law. In general, this law prevents a person who becomes the owner of 15% or more of the corporation's outstanding voting stock from engaging in specified business combinations for three years unless specified conditions are satisfied. In addition, our certificate of incorporation will allow our board of directors to issue preferred stock without further stockholder approval. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock also could effectively limit the voting power of the holders of our common stock. The provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage or prevent an acquisition or disposition of our business.

OUR CURRENT EXPECTATIONS AND PROJECTIONS CONTAINED IN FORWARD-LOOKING STATEMENTS
  MAY NOT BE REALIZED, WHICH COULD HARM OUR BUSINESS AND REDUCE OUR STOCK PRICE

    Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including,

    - implementing our business strategy;

    - attracting and retaining customers;

    - obtaining and expanding market acceptance of the products and services we offer;

    - forecasts of Internet usage and the size and growth of relevant markets;

    - rapid technological changes in our industry and relevant markets; and

    - competition in our market.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update them or to explain the reasons why actual results may differ.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $43.5 million, based upon the offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that we will receive net proceeds from this offering of $50.2 million on the same basis. The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock. We expect to use the net proceeds from this offering for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies, or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

    We will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

    We declared a substantial dividend in connection with the sale of our prior technology in March of 1994. However, we presently anticipate that we will retain any future earnings to finance the development and expansion of our business and provide working capital. Therefore, we do not anticipate any cash dividends on our common stock for the foreseeable future. The terms of our existing credit facility prohibit the payment of dividends in specified circumstances.

                                 CAPITALIZATION

    The first column of the following table indicates our actual capitalization as of June 30, 1999. The second column indicates pro forma capitalization upon consummation of this offering assuming the conversion of outstanding shares of our preferred stock into common stock. Pro forma capitalization also reflects the exercise of warrants dated December 19, 1997 and May 13, 1999 to purchase 31,666 and 53,003 shares of common stock, respectively, on a cashless basis at the initial public offering price of $12.00 per share. The third column shows our pro forma capitalization as adjusted after giving effect to the sale of shares of common stock offered by us in this offering at the initial public offering price. Our pro forma capitalization as adjusted also reflects the application of the estimated net proceeds from this offering. This information should be read in conjunction with our Consolidated Financial Statements and the related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                      JUNE 30, 1999
                                                                       -------------------------------------------
                                                                                                       PRO FORMA
                                                                          ACTUAL        PRO FORMA     AS ADJUSTED
                                                                       -------------  -------------  -------------
                                                                                     (IN THOUSANDS)
Long-term obligations, excluding current installments................  $       1,185  $       1,185  $       1,185
Stockholders' equity:
  Convertible preferred stock, 29,000,000 shares authorized,
    12,331,434 shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma
    and pro forma as adjusted........................................             12             --             --
  Common stock, 43,000,000 shares authorized, 4,785,020 shares issued and outstanding, actual; 100,000,000 shares authorized, pro forma and pro forma as adjusted; 17,201,123 shares issued and
    outstanding, pro forma; 21,201,123 shares issued and outstanding,
    pro forma as adjusted............................................              5             17             21
  Additional paid-in capital.........................................         40,077         40,077         83,563
  Deferred compensation..............................................         (7,082)        (7,082)        (7,082)
  Accumulated other comprehensive income.............................              4              4              4
  Accumulated deficit................................................        (18,184)       (18,184)       (18,184)
                                                                       -------------  -------------  -------------
    Total stockholders' equity.......................................         14,832         14,832         58,322
                                                                       -------------  -------------  -------------
      Total capitalization...........................................  $      16,017  $      16,017  $      59,507
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The shares of common stock outstanding in the actual, pro forma and pro forma as adjusted columns exclude:

    - 2,860,644 shares of common stock issuable as of August 3, 1999 upon the exercise of outstanding stock options at a weighted average exercise price of $2.08 per share;

    - 500,000 shares of common stock initially reserved for issuance under our employee stock purchase plan;

    - 4,402,984 shares of common stock reserved for issuance as of August 3, 1999 under our stock incentive plans; and

    - 120,937 shares of common stock issuable upon the exercise of warrants that will remain outstanding after this offering at a weighted average exercise price of $23.35 per share.

                                    DILUTION

    The pro forma net tangible book value of Tumbleweed as of June 30, 1999 was approximately $14,832,000, or $0.86 per share of common stock. The table below contains additional information concerning dilution to new investors. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 17,201,123. This number represents the number of shares of common stock that would have been outstanding at June 30, 1999 after giving effect to the conversion of all outstanding shares of preferred stock. This number also reflects the exercise of warrants dated December 19, 1997 and May 13, 1999 to purchase 31,666 and 53,003 shares, respectively, of common stock on a cashless basis at the initial public offering price of $12.00 per share. After giving effect to the sale by Tumbleweed of the shares of common stock offered in this offering at the initial public offering price, Tumbleweed's pro forma net tangible book value at June 30, 1999 would have been $58,322,000, or $2.75 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.89 per share and an immediate dilution of $9.25 per share to new investors. The following table illustrates the per share dilution:

Initial public offering price per share:...................................             $   12.00
                                                                                        ---------
  Pro forma net tangible book value per share before this offering as of
    June 30, 1999..........................................................  $    0.86
                                                                             ---------
  Increase per share attributable to new investors.........................       1.89
                                                                             ---------
Pro forma net tangible book value per share after this offering............                  2.75
                                                                                        ---------
Dilution per share to new investors........................................             $    9.25
                                                                                        ---------
                                                                                        ---------

    The following table summarizes on a pro forma basis the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors. Each of these figures are based upon the number of shares of common stock outstanding as of June 30, 1999. These figures give effect to the conversion of all outstanding shares of preferred stock. These figures also give effect to the exercise of warrants dated December 31, 1997 and May 13, 1999 to purchase 31,666 and 53,003 shares of common stock, respectively, on a cashless basis at the initial public offering price of $12.00 per share.

                                                            SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                        -------------------------  --------------------------     PRICE
                                                           NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                                        ------------  -----------  -------------  -----------  -----------
Existing stockholders.................................    17,201,123        81.1%  $  32,044,859        40.0%   $    1.86

New investors.........................................     4,000,000        18.9      48,000,000        60.0        12.00
                                                        ------------       -----   -------------       -----
  Total...............................................    21,201,123       100.0%  $  80,044,859       100.0%
                                                        ------------       -----   -------------       -----
                                                        ------------       -----   -------------       -----

    Except as noted above, the foregoing discussions and tables assume no exercise of any stock options or warrants outstanding at June 30, 1999. As of August 3, 1999, there were options outstanding to purchase 2,860,644 shares of common stock at a weighted average exercise price of $2.08 and warrants to purchase 120,973 shares of common stock with a weighted average exercise price of $23.35 per share. To the extent that any of these options or warrants are exercised, there may be further dilution to the new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statements of operations data for each of the years in the three-year period ended December 31, 1998 and the balance sheet data at December 31, 1997 and 1998, are derived from our consolidated financial statements that have been audited by KPMG LLP, independent accountants, included elsewhere in this prospectus. The statements of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 and 1996, are derived from our audited financial statements that are not included in this prospectus. The statements of operations data for the six months ended June 30, 1998 and 1999, and the balance sheet data at June 30, 1999, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the year ended December 31, 1994 and the balance sheet data at December 31, 1994 are derived from our unaudited financial statements that are not included in this prospectus. We launched Tumbleweed IME in July 1997; before this time, all of our revenue was related to a technology that was sold in March of 1994, which comprised substantially all of our license revenue in 1994, and ongoing services related to that technology.

                                                                                                                SIX MONTHS
                                                               FISCAL YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                                    -----------------------------------------------------  --------------------
                                                      1994       1995       1996       1997       1998       1998       1999
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  License.........................................  $     210  $     411  $     261  $     359  $     885  $     560  $   1,082
  Services........................................        375        407        336        250        910        329        619
  Sale of technology..............................      2,993         --         --        120        220        110         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue.................................      3,578        818        597        729      2,015        999      1,701
Cost of revenue:
  License cost....................................         --         30         15         63        194        101        100
  Services cost...................................        211        202        124         45        737        271        676
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total cost of revenue.........................        211        232        139        108        931        372        776
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit......................................      3,367        586        458        621      1,084        627        925
Operating expenses:
  Research and development........................         70        169        634      1,846      2,021        869      1,880
  Sales and marketing.............................        309        256        649      2,593      4,049      2,315      2,788
  General and administrative......................        181        184        372        792      1,080        579      1,105
  Stock compensation..............................         --         --         24        246        673        259      1,283
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses......................        560        609      1,679      5,477      7,823      4,022      7,056
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)...........................      2,807        (23)    (1,221)    (4,856)    (6,739)    (3,395)    (6,131)
Other income (expense), net.......................        (43)         7         41        165        149        127        118
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before provision for taxes......      2,764        (16)    (1,180)    (4,691)    (6,590)    (3,268)    (6,013)
Provision for taxes...............................         --         --         --         --         --         --         40
Net income (loss).................................  $   2,764  $     (16) $  (1,180) $  (4,691) $  (6,590) $  (3,268) $  (6,053)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share--basic and diluted.............                        $   (0.33) $   (1.41) $   (1.74) $   (0.89) $   (1.43)
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
Weighted average--basic and diluted...............                            3,598      3,331      3,797      3,682      4,246
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------

                                                                                       DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1994       1995       1996       1997       1998
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................................  $     101  $      81  $   2,670  $   6,310  $     698
Total assets.....................................................        119        206      2,939      7,115      1,725
Long-term obligations, excluding current installments............         --         --         --         --        369
Total stockholders' equity.......................................         91        141      2,652      6,270        501


                                                                    JUNE 30,
                                                                      1999
                                                                   -----------

BALANCE SHEET DATA:
Cash and cash equivalents........................................   $  14,700
Total assets.....................................................      19,037
Long-term obligations, excluding current installments............       1,185
Total stockholders' equity.......................................      14,832

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THAT APPEAR ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY IN "RISK FACTORS."

OVERVIEW

    Tumbleweed is a leading provider of Internet-based systems that enable businesses to conduct secure online communications using e-mail and the web. We began developing our Tumbleweed technology in December of 1995 and we launched Tumbleweed IME in July of 1997. We incurred net losses of $4.7 million and $6.6 million in the years ended December 31, 1997 and 1998, respectively, as well as a net loss of $6.1 million in the six months ended June 30, 1999. As of June 30, 1999, we had incurred cumulative net losses as a C-corporation of $18.2 million.

    Our revenue is comprised of license fees and services fees. License revenue is comprised of initial license fees and the sale of distribution rights. License revenue typically is recognized upon customer acceptance of the software. Revenue from the sale of distribution rights is recognized upon the execution of a distribution agreement. Our services revenue is comprised of transaction-based fees, implementation and consulting fees, and support and maintenance fees. Transaction fees are based on the volume of transactions by our customers, and the related revenue is recognized based on payment schedules and transaction reports from our customers. A number of our contracts include minimum transaction volume requirements. In these cases, the minimum guaranteed revenue is recognized when fees are due and payable during those months where transaction volume does not exceed the designated minimums. Services fees are paid to us for implementation and consulting work. Implementation and consulting work relates to co-branding products, integrating our products with those of our customers, and feature enhancement. Revenue from implementation and consulting work is recognized as the services are performed. Support and maintenance fees are paid for ongoing customer support as well as for the right to receive future updates and upgrades to our products during the term of the maintenance agreement. Revenue from support and maintenance is recognized ratably over the period the support is provided.

    Our revenue is concentrated among a few customers. As license fees continue to comprise a substantial portion of our revenue, the principal revenue-generating customers are likely to vary on a quarterly basis. However, we anticipate that the principal revenue-generating customers as a group will continue to comprise a significant portion of revenue. While the number of our customers has increased over time, we anticipate that our revenue will remain concentrated among a few customers for the foreseeable future.

    A substantial portion of our revenue relates to international customers or operations. We are increasingly becoming dependent upon these customers. Most of our contracts are denominated in U.S. dollars. However, our contract with Hikari Tsushin is denominated in Japanese yen, and, in the future, an increasing number of contracts may be denominated in foreign currencies. We currently do not have hedging or similar arrangements to protect us against foreign currency fluctuations. Therefore, we increasingly may be subject to currency fluctuations, which could harm our operating results in future periods.

    Development costs incurred in the research and development of new technology and enhancements to existing technology are expensed as incurred until technological feasibility in the form of a working model has been established. To date, capitalized costs for our software development have not been material.

    During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, we recorded aggregate deferred stock compensation expense of $9.3 million in connection with the grant of certain stock options which were granted at exercise prices less than the deemed fair value on the grant date. The deferred stock compensation expense is being amortized on an accelerated basis over the vesting period of the options, which is generally four years. Of the total deferred stock compensation expense, $24,000, $246,000, $673,000 and $1,283,000 was amortized in the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively, and we expect that approximately $2.1 million, $2.8 million and $900,000 will be amortized during the remainder of 1999 and in 2000 and 2001, respectively. See Note 6 of the Notes to Consolidated Financial Statements.

    Our future net income and cash flow will be affected by our ability to apply net operating losses for federal tax reporting purposes against taxable income in future periods due to a cumulative change in ownership for income tax purposes, as defined in Section 382 of the Internal Revenue Code, arising from the sale of stock in this and prior offerings.

    In March of 1994, we sold a technology known as Envoy to Novell, Inc. pursuant to an asset transfer, and we thereafter effected a substantial distribution to our stockholders. In connection with this sale, we retained the rights to derivative payments from various agreements that were acquired by Novell, Inc. for specified periods of time. The proceeds from this asset transfer were used for general corporate purposes, including the initial development of Tumbleweed IME. Virtually all of our revenue recognized before June of 1997, which marked the initial launch of Tumbleweed IME, was derived from these agreements. We ceased recognizing revenue under these agreements in the first quarter of 1997, and we do not anticipate recognizing any additional revenue under these agreements in the future since we believe that Novell, Inc. has discontinued distribution of products utilizing Envoy technology. As a result, revenue recognized for periods before June of 1997 is not indicative of our operating results in subsequent periods. In addition, in 1997 and 1998, we recognized revenue derived from a sale of ancillary technology to a third party. We do not anticipate recognizing revenue from similar sales in the future.

RECENT DEVELOPMENTS

    During the months of February and May of 1999, Tumbleweed completed private placements that raised approximately $20.0 million of new capital. The primary investors in these private placements were Hikari Tsushin and United Parcel Service. All of our existing institutional investors participated as well. In March 1999, Hikari Tsushin also executed a license agreement with us.

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

    REVENUE. Total revenue, which is comprised of license revenue and services revenue, increased 70.3% to $1.7 million in the six months ended June 30, 1999 from $999,000 in the six months ended June 30, 1998. License revenue increased 93.2% to $1.1 million in the six months ended June 30, 1999 from $560,000 in the six months ended June 30, 1998. The majority of the license revenue for the six months ended June 30, 1999 was derived from initial license fees arising from agreements with Hikari Tsushin and the U.S. Postal Service, Canada Post, France's La Poste and the International Post Corporation Technology, S.C. Services revenue increased 88.1% to $619,000 in the six months ended June 30, 1999 from $329,000 in the six months ended June 30, 1998 due to an increase in contract engineering work by our professional services organization, and, to a lesser extent, an increase in transaction-based fees.

    COST OF REVENUE. Cost of revenue is comprised of license cost and services cost. License cost is primarily comprised of royalties paid to third parties for software licensed by us for inclusion in our products. Services cost is comprised primarily of personnel and overhead cost related to customer support and custom development projects. Total cost of revenue increased 108.6% to $776,000 in the six months ended June 30, 1999 from $372,000 in the six months ended June 30, 1998 corresponding to increased revenue. License cost decreased slightly to $100,000 in the six months ended June 30, 1999 from $101,000 in the six months ended June 30, 1998. Services cost increased by 149.4% to $676,000 in the six months ended June 30, 1999 from $271,000 in the six months ended June 30, 1998, primarily due to increased personnel costs to support new projects.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are comprised of engineering and related costs associated with the development of Tumbleweed IME, quality assurance and testing. Research and development expenses increased 116.3% to $1.9 million in the six months ended June 30, 1999 from $869,000 in the six months ended June 30, 1998. The increase was primarily due to increased staffing. We expect that our research and development expenses will increase in absolute dollars in future periods.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses are comprised of salaries, commissions, travel expenses and costs associated with trade shows, advertising and other marketing efforts. Sales and marketing expenses increased 20.4% to $2.8 million in the six months ended June 30, 1999 from $2.3 million in the six months ended June 30, 1998. The increase in sales and marketing expenses was primarily due to increased sales staffing and incentive compensation costs, which were partially offset by decreases in our marketing program costs. Marketing programs costs declined due to a decreased marketing emphasis on end-users and an increased focus on marketing to customers and the realization of co-promotion opportunities with these customers. We expect that our sales and marketing expenses will increase in absolute dollars in future periods.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel and support costs for our finance, human resources, information systems and other administration departments as well as professional fees. General and administrative expenses increased 90.8% to $1.1 million in the six months ended June 30, 1999 from $579,000 in the six months ended June 30, 1998 corresponding to the expansion of our business. We expect that our general and administrative expenses will increase substantially in absolute dollars in future periods. We expect that the increase in part will be due to the costs associated with operating as a public company and due to the patent infringement lawsuit we brought against The docSpace Company, Inc., which is still pending. See "Business--Legal Proceedings."

YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUE. Total revenue increased 176.4% to $2.0 million in 1998 from $729,000 in 1997. Approximately one-half of the revenue in 1997 was derived from prior agreements relating to our technology that was sold. See "--Overview." License revenue increased 146.5% to $885,000 in 1998 from $359,000 in 1997 due to increases in initial license fees from customers. Services revenue increased 264.0% to $910,000 in 1998 from $250,000 in 1997 due to increases in custom development work performed for our customers. We have recognized revenue from Tumbleweed IME commencing with its launch in July 1997. Our first full year of recognizing revenue from Tumbleweed IME was 1998.

    COST OF REVENUE. Cost of revenue increased 762.0% to $931,000 in 1998 from $108,000 in 1997. License cost increased 207.9% to $194,000 in 1998 from $63,000 in 1997 due to increased royalty costs associated with the addition of licensed technology from third parties and costs which correspond to increases in license revenue. Services cost increased 1,537.7% to $737,000 in 1998 from $45,000 in 1997 due to increased personnel costs to support new projects.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 9.5% to $2.0 million in 1998 from $1.8 million in 1997. The increase was primarily due to increased staffing.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 56.2% to $4.0 million in 1998 from $2.6 million in 1997. The increase was primarily due to increased staffing as well as increased spending on marketing programs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 36.4% to $1.1 million in 1998 from $792,000 in 1997. The increase was primarily due to increased personnel and professional fees.

YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUE. Total revenue increased 22.1% to $729,000 in 1997 from $597,000 in 1996. The increase was primarily due to the introduction of Tumbleweed IME and the realization of related services revenue. A majority of the revenue in 1997 and all of the revenue in 1996 was derived from prior agreements relating to our technology that was sold. See "--Overview." We have recognized revenue from Tumbleweed IME commencing with its launch in June of 1997. During 1997, we offered Tumbleweed IME directly to end-users, and, as a result, revenue from customers was minimal.

    COST OF REVENUE. Cost of revenue decreased 22.3% to $108,000 in 1997 from $139,000 in 1996. Cost of revenue decreased in part due to the termination of the revenue that was being recognized from our technology that was sold.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 191.2% to $1.8 million in 1997 from $634,000 in 1996. The increase was primarily due to increased staffing to support the further development and introduction of Tumbleweed IME.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 299.5% to $2.6 million in 1997 from $649,000 in 1996. The increase was primarily due to increased staffing and marketing program expenditures supporting the introduction of Tumbleweed IME.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 112.9% to $792,000 in 1997 from $372,000 in 1996. The increase was primarily due to increased staffing and outside professional fees.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents selected unaudited quarterly consolidated statements of operations data for the six quarters ended June 30, 1999. In the opinion of management, this information has been presented on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this prospectus. Management also believes that all necessary adjustments have been included in the amounts stated below in order to state fairly the unaudited quarterly results when read in conjunction with Tumbleweed's audited Consolidated Financial Statements and related Notes. Results from any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                                       THREE MONTHS ENDED
                                    ----------------------------------------------------------------------------------------
                                      MARCH 31,                   SEPTEMBER 30,  DECEMBER 31,     MARCH 31,
                                        1998       JUNE 30, 1998      1998           1998           1999       JUNE 30, 1999
                                    -------------  -------------  -------------  -------------  -------------  -------------
                                                                         (IN THOUSANDS)
Revenue:
  License.........................    $     304      $     256      $     195      $     130      $     518      $     564
  Services........................          146            183            276            305            175            444
  Sale of technology..............           --            110            110             --             --             --
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Total revenue.................          450            549            581            435            693          1,008

Cost of revenue:
  License cost....................           41             60             61             32             46             54
  Services cost...................          121            150            265            201            228            448
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Total cost of revenue.........          162            210            326            233            274            502
                                    -------------  -------------  -------------  -------------  -------------  -------------
Gross profit......................          288            339            255            202            419            506

Operating expenses:
  Research and development........          457            412            500            652            819          1,061
  Sales and marketing.............        1,081          1,234            929            805          1,055          1,733
  General and administrative......          275            304            278            223            274            831
  Stock compensation..............           87            172            178            236            325            958
                                    -------------  -------------  -------------  -------------  -------------  -------------
    Total operating expenses......        1,900          2,122          1,885          1,916          2,473          4,583
                                    -------------  -------------  -------------  -------------  -------------  -------------
Operating loss....................       (1,612)        (1,783)        (1,630)        (1,714)        (2,054)        (4,077)
Other income (expense), net.......           81             46             28             (6)            (2)           120
                                    -------------  -------------  -------------  -------------  -------------  -------------
Net loss before provision for
  taxes...........................       (1,531)        (1,737)        (1,602)        (1,720)        (2,056)        (3,957)
Provision for taxes...............           --             --             --             --             --             40
                                    -------------  -------------  -------------  -------------  -------------  -------------
Net loss..........................    $  (1,531)     $  (1,737)     $  (1,602)     $  (1,720)     $  (2,056)     $  (3,997)
                                    -------------  -------------  -------------  -------------  -------------  -------------
                                    -------------  -------------  -------------  -------------  -------------  -------------

    License revenue increased in the quarter ended June 30, 1999 due to new license agreements executed during the quarter. The majority of license revenue for the three months ended June 30, 1999 was derived from initial license fees arising from the production agreement with the U.S. Postal Service, Canada Post, France's La Poste and the International Post Corporation Technology, S.C. Services revenue increased significantly in the quarter ended June 30, 1999 due to an increase in contract engineering work by our professional services organization and an increase in transaction based fees. License revenue increased significantly in the quarter ended March 31, 1999, reflecting the broadening of our sales base through the efforts of our direct sales force, which was put in place in the latter part of 1998. The majority of the license revenue for the three months ended March 31, 1999 was derived from initial license and distribution fees arising from the agreement with Hikari Tsushin.

License revenue decreased in the quarters ended June 30, 1998, September 30, 1998, and December 31, 1998, as services revenue increased, reflecting the evolution in key customer relationships from the initial license phase to an implementation phase. Services revenue decreased in the quarter ended March 31, 1999 due to the substantial completion of a major project in the preceding quarter. Revenue derived from the sale of technology in the quarters ended June 30, 1998 and September 30, 1998, was associated with the sale of printer driver technology to a company in Asia and is a non-recurring item.

    Services cost increased in the quarter ended June 30, 1999 due to increased personnel costs to support new projects. Services cost increased in the quarter ended March 31, 1999 in connection with hiring additional professional services personnel. Services cost decreased in the quarter ended December 31, 1998 due to the reallocation of personnel from the professional services organization to research and development. Sales and marketing expenses increased in the quarters ended March 31, 1999 and June 30, 1999 due to the addition of personnel. Sales and marketing expenses decreased in the quarters ended September 30, 1998 and December 31, 1998, reflecting a decreased marketing emphasis on end-users and an increased focus on marketing to customers. This change enabled Tumbleweed to benefit from reduced direct marketing expenses and increased reliance on co-promotion activities. General and administrative expenses increased significantly in the quarter ended June 30, 1999, primarily due to legal fees associated with the patent infringement lawsuit we brought against The docSpace Company, Inc., as well as the addition of personnel.

FLUCTUATIONS IN QUARTERLY RESULTS

    As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenue or expenses. Our success is dependent upon our ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of our products by our customers and their end-users. Our revenue has fluctuated and our quarterly operating results will continue to fluctuate based on the timing of the execution of new customer licenses in a given quarter. Our license revenue is comprised entirely of initial license and distribution fees. As a result, we will be required to regularly and increasingly sign additional customers with substantial initial license fees on a timely basis to realize comparable or increased license revenue.

    Our services revenue historically has been comprised almost entirely of implementation and consulting fees and support and maintenance fees, as actual transaction-based revenue to date has been minimal. As a result, we will be required to increase our services revenue in the short term through custom development work and contractual transaction minimums and in the longer term through the increased transaction volume with the use of our services. Unless and until we have developed a significant and recurring transaction-based revenue stream from communications that are sent with our services, our revenue will continue to fluctuate significantly. Accordingly, we may be unable to recognize quarterly or annual revenue consistent with our historical operating results or expectations.

    In addition, sales to a limited number of customers have constituted a majority of our revenue in any given quarter. In particular, four customers comprised approximately 86% of our revenue in the six months ended June 30, 1999 and five customers comprised approximately 91% of our revenue in 1998. Therefore, the deferral or cancellation of an agreement, or a decision not to move from a pilot or preliminary phase into final production by any existing or anticipated customer could harm our operating results for a quarter or annual period. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons which are more fully set forth under the caption "Risk Factors -- Our Quarterly Financial Results Are Subject to Significant Fluctuations."

    As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. Moreover, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Tumbleweed has financed its operations primarily through the issuance of equity securities to investors. On June 30, 1999, Tumbleweed had approximately $14.7 million in cash and cash equivalents.

    Net cash used by operating activities for the six months ended June 30, 1999, and the years ended December 31, 1998, 1997 and 1996 was $3.7 million, $5.9 million, $4.0 million and $1.0 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net operating losses.

    Net cash used in investing activities for the six months ended June 30, 1999, and the years ended December 31, 1998, 1997 and 1996 was $2.2 million, $399,000, $352,000 and $134,000, respectively. In each period, net cash used in investing activities was primarily the result of capital expenditures related to increased personnel.

    Net cash provided by financing activities for the six months ended June 30, 1999 and the years ended December 31, 1998, 1997, and 1996 was $19.9 million, $640,000, $8.0 million and $3.7 million, respectively. Cash provided by financing activities was primarily attributable to net proceeds from the issuance of equity securities to investors.

    As of June 30, 1999, Tumbleweed's principal commitments consisted of obligations outstanding under equipment and operating leases. Our equipment leases require payment of rental fees to third party leasing providers at interest rates of between 1.4% and 12.8%. In most cases, Tumbleweed has no obligations to purchase the equipment at the end of the term. In addition to amounts reflected on our June 30, 1999 balance sheet, we have commitments relating to our facility relocation of approximately $300,000. We anticipate a substantial increase in capital expenditures consistent with potential growth in operations, infrastructure and personnel.

    We recently entered into an additional operating lease. The lease covers approximately 40,000 square feet in Redwood City, California. The lease is for a term of five years commencing June 8, 1999, at an initial monthly rent of approximately $49,000 increasing to $96,000 monthly in October 1999.

    In July 1998, Tumbleweed entered into an agreement with Silicon Valley Bank, which included a $1.5 million revolving credit facility, with availability based on outstanding accounts receivable, and a $750,000 equipment loan facility. Borrowings under the credit facility and equipment facility carry interest at the prime rate plus 0.5% and 0.75%, respectively, with interest payable monthly. Borrowings under the credit facility are due in July 1999. Borrowings under the equipment facility are due in 36 equal monthly installments beginning January 1999, and are secured by Tumbleweed's assets. There were no borrowings under the credit facility as of June 30, 1999. The bank has a senior security interest in substantially all of our assets.

    During November 1998, Tumbleweed amended the agreement. As part of the amendment, Tumbleweed obtained a $1.5 million bridge facility, with availability based on several factors, including the proposed amount of Tumbleweed's next equity financing. Tumbleweed was prohibited from making additional borrowings against the credit facility until the maturity date of the bridge facility and the equipment facility was limited to making additional borrowings up to $125,000. The bridge facility matured, and all outstanding borrowings under the bridge facility were repaid, upon the closing of the Series C preferred stock financing in February 1999.

    During June 1999, Tumbleweed again amended the agreement. As part of the amendment, Tumbleweed increased the equipment loan facility by $1.0 million. As of June 30, 1999, total borrowings under the equipment loan facility were $1.4 million. Borrowings under the equipment loan facility are due in 36 equal monthly installments beginning January 1, 2000.

    We license technology from RSA Data Security, Inc. and from Adobe Systems Incorporated pursuant to agreements that require payment of royalties to these parties based on our revenue. The annual minimum payments currently effective under these agreements are not significant.

    Our capital requirements depend on numerous factors, including market acceptance of our products and services, the resources we devote to development of our products and services and the resources we devote to sales and marketing. We have experienced a substantial increase in our capital expenditures and operating expenses since our inception consistent with our relocation and the growth in our operations and staffing. We anticipate that this growth will continue for the foreseeable future. Additionally, we expect to make additional investments in technologies, and plan to expand our sales and marketing programs. We currently anticipate that the net proceeds of the offering, together with our existing cash and sources of liquidity, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. To the extent we experience growth beyond the next 12 months, we will need to raise funds for our growth from financing activities.

    We intend to continue to consider our future financing alternatives, which may include the incurrence of indebtedness, additional public or private equity offerings or an equity investment by a strategic partner. However, other than our agreement with Silicon Valley Bank, we have no present commitments or arrangements assuring us of any future equity or debt financing, and additional equity or debt financing may not be available to us on favorable terms, if at all.

    We are not aware of seasonal aspects of our business that will affect our business on a short or long-term basis other than as described under the caption "Year 2000 Compliance" below. See "Risk Factors--Our Business Will Be Harmed If We Cannot Meet Our Future Capital Needs."

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Accordingly, our customers, potential customers, and end-users may need to upgrade their computer systems and software products to comply with applicable Year 2000 requirements.

    To date, we have completed our preliminary assessment of all internal systems and equipment that could be significantly affected by the Year 2000. Based on our Year 2000 assessment program, we believe that the portions of our computer systems that we developed are Year 2000 compliant. Our computer system also uses third-party equipment and software which may not be Year 2000 compliant. We are currently assessing the third-party equipment and software for Year 2000 compliance. Based on our assessment to date, we also believe that the current versions of our software products and services are Year 2000 compliant. However, our products and services are integrated into the systems of our customers involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. We are not aware of customers with a Year 2000 issue that would materially impact our results of operations, liquidity, or capital resources.

    We have not incurred significant costs to date complying with Year 2000 requirements. We expect that our future costs to ensure compliance with Year 2000 concerns will not be significant. If we discover significant Year 2000 errors or defects, we could incur substantial costs and our operations could be seriously disrupted. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect us. We could be subject to litigation due to computer systems or product failure, including as a result of equipment shutdown or failure to properly date business records.

    In addition, we believe that purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce funds available to purchase software products and services similar to those that we offer. To the extent that Year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business and prospects would suffer. See "Risk Factors--Potential Year 2000 Problems and Purchasing Patterns Could Harm Our Business and Reduce Sales."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Tumbleweed transacts business in various foreign currencies. Accordingly, Tumbleweed is subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to revenue and operating expenses in the United Kingdom and Japan denominated in the respective local currency. However, as of December 31, 1998, Tumbleweed had no hedging contracts outstanding.

    Tumbleweed currently does not use financial instruments to hedge operating expenses in the United Kingdom or Japan denominated in the respective local currency. Tumbleweed assesses the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

    Tumbleweed does not use derivative financial instruments for speculative trading purposes, nor does Tumbleweed hedge its foreign currency exposure in a manner that entirely offsets the effects of changes in foreign exchange rates. Tumbleweed regularly reviews its hedging program and may as part of this review determine at any time to change its hedging program.

    FIXED INCOME INVESTMENTS

    Tumbleweed's exposure to market risks for changes in interest rates relates primarily to investments in money market funds and securities. Tumbleweed places its investments with high credit quality issuers and, by policy, limits the amount of the credit exposure to any one issuer.

    Tumbleweed's general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents, investments with maturities between three and twelve months are considered to be short-term investments and investments with maturities in excess of twelve months are considered to be long-term investments. For the fiscal year ended December 31, 1998 the weighted average interest rate on the investment portfolio was approximately 5.0%.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Tumbleweed is required to adopt SFAS 133 in fiscal 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. The SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The SOP also requires that costs related to the preliminary project stage and the post-implementation/operations stage of an internal-use computer software development project be expensed as incurred. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Tumbleweed adopted SOP 98-1 effective January 1, 1999 and it did not materially affect its financial position or results of operations.

    In December 1998, the American Institute of Certified Public Accountants issued SOP No. 98-9, MODIFICATIONS OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. SOP 98-9 requires recognition of revenue using the residual method in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the residual method, the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through Tumbleweed's year ending December 31, 1999. We do not expect a material change to our accounting for revenue as a result of the provisions of SOP 98-9.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN THESE FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS--OUR CURRENT EXPECTATIONS AND PROJECTIONS CONTAINED IN FORWARD-LOOKING STATEMENTS MAY NOT BE REALIZED, WHICH COULD HARM OUR BUSINESS AND REDUCE OUR STOCK PRICE."

OVERVIEW

    Tumbleweed is a leading provider of Internet-based systems that enable businesses to conduct secure online communications using e-mail and the web. With our solution, corporations are able to shift their historically paper-based communications to more convenient and cost-effective online alternatives. We combine an open, scalable messaging software platform, a set of secure messaging applications and a broad range of professional services capabilities in order to deliver a complete online communications solution. Using our solution, service providers are able to provide their business customers with secure, reliable and trackable communication services that leverage these corporations' existing investments in e-mail and web technologies. We also sell our products and services directly to enterprises in selected strategic markets, such as the banking, financial services, telecommunications and healthcare industries, enabling them to offer Tumbleweed-based services to their employees, customers, suppliers and partners.

INDUSTRY BACKGROUND

    E-mail has become one of the primary applications in use on the Internet today, providing the foundation for global communications and enabling millions of people to interact electronically. International Data Corporation estimates that the number of electronic mailboxes will grow from approximately 240 million in 1998 to over 540 million by 2002. International Data Corporation further projects that the number of e-mail messages sent per day in the U.S. will grow from approximately 2.1 billion in 1998 to 7.9 billion in 2002.

    We believe that the growth in e-mail usage generally has been associated with increased informal communication between individuals rather than formal communication between businesses and their customers. For business-critical communications, corporations continue to rely upon traditional paper-based methods of delivery such as first class mail and overnight express mail. For example, although online brokerages execute hundreds of thousands of trades over the Internet each day, these firms still print a physical trade confirmation and deliver it to individuals via first class mail. The U.S. Postal Service estimates that it delivers 107 billion pieces of first class mail annually. In addition, the U.S. Postal Service estimates that United Parcel Service and the U.S. Postal Service combined execute 18 million overnight deliveries per day.

    To move online and away from physical delivery, businesses require efficient, cost-effective solutions that leverage their investment in e-mail and the Internet. Although existing online alternatives such as dedicated proprietary networks and desktop software supply security and speed, they introduce added cost and complexity to a corporation's business processes and limit access to people using the same proprietary network or software. For example, a virtual private network typically requires proprietary software, specialized hardware and a closed list of participants.

    In order to advance beyond physical mail or proprietary networks, and reach the greatest possible number of end-users, customers need a secure, reliable online solution built on public networks.

THE TUMBLEWEED SOLUTION

    Built on widely accepted industry standards, the Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, utilizes public networks to provide efficient, cost-effective, secure business-to-business and business-to-consumer communications over the Internet. By providing secure, reliable, and trackable communication through existing networks and applications, we enable businesses to move their historically paper-based business communications online. Our solution blends the personalized and proactive nature of e-mail with the ubiquity of the Internet to deliver sensitive, secure and time-critical content to the broadest possible audience.

    Tumbleweed IME enables businesses to deliver secure and personalized outbound information in a variety of ways. This information can be distributed within e-mail messages, on the Internet via inboxes, or through a combination of both e-mail and the Internet. Our solution has the unique and patented capability of taking an e-mail message recipient to a unique web page that is relevant to that recipient. In addition to being a vehicle for secure online communication services, Tumbleweed IME provides features to manage personalized content, track recipient transactions such as receipt or response, and integrate the system into existing back-office processes.

    Tumbleweed IME provides a complete framework for deploying enhanced online communication services, eliminating the need to integrate multiple different solutions or services that each address only part of the problem. Our customers include enterprise customers that utilize Tumbleweed IME as a communication platform for internal purposes or for distribution of internally generated communication to their customers, and service providers that utilize Tumbleweed IME as the basis for an external service for business customers. Our solution provides the following benefits to our customers:

    - COMPLETE RANGE OF SERVICES. Adding advanced technology to a customer's already complex information technology environment presents numerous challenges, ranging from software incompatibilities to inadequate technical expertise. When deploying something as substantial as an advanced online communication infrastructure, customers expect services ranging from assistance in customizing and incorporating new technology into their computing environment, to having the entire solution made available to them as an outsourced, managed service. In order to meet these unique customer requirements, together with our service providers, we offer a complete range of services, allowing new customers to rapidly deploy the Tumbleweed IME solution. Customers seeking to avoid complex software procurement or installation can completely outsource the management of Tumbleweed IME. For customers desiring to manage their applications within their enterprise, Tumbleweed provides services ranging from integration and customization to data center design and support.

    - COMPREHENSIVE TECHNOLOGY. Tumbleweed IME is designed to provide a secure, efficient and cost-effective method for communicating important information online. Our solution contains all of the core technology, integration tools and professional services necessary to incorporate advanced messaging features into existing environments. Tumbleweed IME can be modified to meet the unique communications needs of specific customers, and can be easily integrated into existing environments. Customization and integration are achieved through our extensive set of open application programming interfaces. These application programming interfaces allow customers to integrate Tumbleweed IME into their existing technology infrastructure such as databases, support systems and billing systems.

    - MULTI-LEVEL SECURITY. In many cases, the reason business-critical information is not communicated online is the lack of security features available in existing e-mail solutions. Through our innovative and unique implementation of industry-standard security technologies, we are able to offer secure online communication services to anyone with e-mail and Internet access. Depending on the needs of the sender, security features can include encryption during transmission and storage and password protection for user authentication. For highly sensitive communication, Tumbleweed IME includes certificate-based signing and encryption features. Any level of security can be easily employed without requiring the sender and recipient to have the same messaging software. Taken together, these features provide the security necessary to communicate business-critical information over the Internet.

    - EASY, UNIVERSAL ACCESS. A successful advanced communication system must be able to reach anyone on the Internet. Tumbleweed IME is based on open Internet standards, and requires no proprietary desktop software, protocols, or networks. Anyone with an e-mail account and web access can use our solution to both send and to receive messages regardless of which e-mail system they use or the format of the information included. Similarly, Tumbleweed IME can be integrated with an enterprise's existing back office systems to enable automated communication to anyone with an e-mail account and web access. Because no new application or user interface is needed, there is no costly training or desktop deployment associated with our solution. In addition, senders can convert any information to Adobe Portable Document Format, which allows recipients to view the information they receive regardless of the application in which the information was created.

    - END-TO-END TRACKABILITY. Many business processes require the maintenance of a transaction log of communications and an archive of past activities. With our solution, senders can track the status of each delivery, and subsequent interaction through the web page by recipients. Details on a particular delivery are also easily accessible, providing specific delivery information such as security level, and a complete tracking log on each recipient. The tracking log details when the recipient's e-mail gateway received e-mail notification, and when any information was retrieved. Additionally, unlike existing e-mail and web-based solutions, Tumbleweed IME allows the sender to retract information if the recipient has not yet downloaded it.

    - PERSONALIZED COMMUNICATION. Communication of important business information such as transaction confirmations or account statements requires message customization for specific recipients. Using Tumbleweed IME, businesses can automatically generate unique messages for each individual, personalized with recipient-specific information and preferences. In addition, our solution allows senders to create messages targeting specific recipient preferences, demographics and communication history. Tumbleweed IME also enables our customers to easily incorporate marketing promotions into their business communications.

    - SCALABLE ARCHITECTURE. Tumbleweed IME is designed to accommodate a variety of online communication applications, ranging from small corporate deployments to large enterprise installations supporting global service offerings. Our scalable architecture allows customers to accommodate high transaction volumes and implement desired levels of redundancy. Tumbleweed IME components can be distributed across multiple servers, allowing for an increasingly high volume of transactions while maintaining high standards of performance, reliability and security. The ability to seamlessly handle increasing transaction volumes is a key consideration for customers in deploying an enterprise-class online communication system.

STRATEGY

    Our objective is to be the leading provider of secure online communication services. Key elements of our strategy are to:

ESTABLISH TUMBLEWEED IME AS THE LEADING APPLICATION PLATFORM FOR SECURE ONLINE
  COMMUNICATION SERVICES

    We intend to establish Tumbleweed IME as the standard platform upon which to build business-critical communication applications. Rather than designing Tumbleweed IME as a point-solution for a specific application, we have designed it to be a broad-based application development platform. As such, Tumbleweed IME can be extended to include a number of different applications and includes support for a comprehensive, open application programming interface. This application programming interface allows us, and our customers, to rapidly build vertical, business-specific applications on top of our Tumbleweed IME technology.

CULTIVATE A CHANNEL OF KEY SERVICE PROVIDERS

    We intend to leverage our channel of service providers to expand our business into new strategic industry markets as well as to pursue additional general purpose transactions. Service providers fall into two major categories. First, some of our service providers, license Tumbleweed IME in order to be able to provide additional value-added services to their customers. These service providers include Pitney Bowes, Nippon Telegraph and Telephone Corporation, United Parcel Service, the member posts of the International Post Corporation Technology, S.C. and Hikari Tsushin, a major e-mail outsourcing service provider in Japan. Second, service providers such as UPAQ Ltd., an electronic transferor of large, industrial file types, focus on distinct industries. Our service provider customers are helping to rapidly expand the market for secure online communications through their brand recognition, extensive sales and marketing resources and substantial services competencies.

ESTABLISH TUMBLEWEED IME AS THE INTERNATIONAL STANDARD FOR SECURE ONLINE
  COMMUNICATION

    We intend to establish Tumbleweed IME as an international standard for secure online communication services by developing a significant base of enterprise and service provider customers. We also intend to accomplish this by capturing business with the national postal authorities. The national postal authorities present a strategic business opportunity for Tumbleweed. They are both highly trusted service providers in their respective geographies and uniquely able to dictate national standards for certified online communication.

    In order to help establish Tumbleweed IME as the international standard for certified online communications, we have formed a strategic relationship with the International Post Corporation Technology, S.C. The International Post Corporation Technology, S.C. is an umbrella organization composed of twenty-one national postal authorities including the U.S. Postal Service, Canada Post and France's La Poste. As part of our work with the International Post Corporation Technology, S.C., we have integrated Tumbleweed IME with the International Post Corporation Technology, S.C.'s Electronic Post Mark technology. Tumbleweed IME is now being used by the U.S. Postal Service, Canada Post, and France's La Poste. We plan to introduce Tumbleweed IME to the International Post Corporation Technology, S.C.'s other eighteen members as well.

ESTABLISH TUMBLEWEED IME IN STRATEGIC INDUSTRY MARKETS

    Through our direct sales force, we are pursuing key accounts in strategic markets. These strategic markets initially include the banking, financial services, telecommunications and healthcare industries. Through our direct sales force in each strategic market, we have begun to secure key accounts and we intend to expand our business to other similar customers within those industries. Our successes in the strategic industry markets are intended to provide leverage to our channel of service providers as they in turn pursue business in those industries.

EXPAND INTO ACCOUNTS AFTER FIRST SECURING BUSINESS-CRITICAL APPLICATIONS

    The sophistication of the Tumbleweed IME Platform enables us to first target those business-critical applications that require the highest degrees of security and tracking within an enterprise. Having secured these high-value applications, we can then expand our focus to include other messaging applications within the same enterprise. Customers benefit through the ability to use Tumbleweed IME as the foundation for all of their enterprise messaging needs, from high-end to low-end applications. Our ability to address the entire spectrum of an enterprise's communication

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
service needs should enable us to compete favorably against those companies whose technologies are only suited to lower-end communications applications.

CREATE RECURRING TRANSACTION-BASED REVENUE STREAMS

    To create a predictable, recurring revenue stream, we intend to generate revenue based on the volume of communications sent through Tumbleweed IME. Tumbleweed IME may be used by a particular customer on-site at the customer premises or used as an outsourced service. Customers are charged a software license fee plus any related professional service fees, supplemented by transaction-based fees. The amount of these transaction fees varies depending on customer usage as evidenced by the volume of communications sent through Tumbleweed IME.

PROVIDE COMPREHENSIVE PROFESSIONAL SERVICES

    Our full outsourcing services enable our customers to reduce their cost of ownership and deployment time of our solutions, thereby helping reduce our sales cycle to those enterprises. Enterprise customers have the option of deploying Tumbleweed IME either on their premises or outsourcing the Tumbleweed IME deployment to Tumbleweed. We complement our outsourcing services with a full breadth of professional and consulting services. These services are comprehensive, end-to-end, and designed to help customers implement Tumbleweed IME-based applications as rapidly as possible. The services include business-specific applications consulting, software development, training and education and complete technical support.

PRODUCTS AND SERVICES

    Tumbleweed IME, our online communication solution, combines advanced security, tracking and personalization features in a single, comprehensive messaging environment. With Tumbleweed IME, businesses have a secure Internet communication alternative that allows them to extend their existing web and e-mail infrastructures to support critical business processes.

TUMBLEWEED IME

    Tumbleweed IME includes the elements necessary to successfully deploy an online, interactive communication solution: a comprehensive delivery platform, customized applications that integrate with business processes, and professional services that help customers bring legacy business communications online.

    [Graphic depicts the three layers of Tumbleweed IME, with the Tumbleweed IME Platform at the bottom, Tumbleweed IME Applications stacked on top of the platform, and Tumbleweed IME Services stacked on top of the applications.]

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
TUMBLEWEED IME PLATFORM

    The Tumbleweed IME Platform is the foundation of our solution that includes the core functionality necessary for processing, managing, presenting and archiving electronic communications. Because advanced services require high performance and scalability, the Tumbleweed IME Platform has been designed to handle millions of daily secure messages efficiently. The Tumbleweed IME Platform's flexible architecture supports distributed execution of software components, allowing customers to expand the service as their requirements grow. This scalability, combined with advanced security and tracking features, enables customers to use our technology as the foundation for a variety of online communication services.

    We have optimized our technology for use with industry-leading hardware and software solutions, ensuring that the Tumbleweed IME Platform can meet customer requirements now and in the foreseeable future. The Tumbleweed IME Platform has been evaluated and deployed by some of the world's largest businesses, including Nippon Telegraph and Telephone Corporation and United Parcel Service. Our technology has been in production use for eighteen months and has been enhanced with two significant releases during this time frame in order to meet production requirements and provide carrier-class quality. Through advanced security, trackability and reliability features, the Tumbleweed IME Platform provides a comprehensive foundation for building and deploying premium communication applications.

TUMBLEWEED IME APPLICATIONS

    Using the Tumbleweed IME Platform as a foundation, Tumbleweed IME Applications integrate with e-mail and legacy systems, interact with existing applications, and automate transactions and exchanges to provide a complete internal and external communications solution for the enterprise. These applications are built to integrate with and enhance specific business processes. Current Tumbleweed IME Applications include:

    TUMBLEWEED IME FOR FINANCIAL SERVICES. As a growing number of organizations make product and customer account information available online, billing and customer management remain paper-intensive processes requiring physical delivery of millions of documents. By automating these processes and integrating them with Tumbleweed IME, both businesses and their customers can save time and money with secure electronic communication of payment remittances, credit reports, bills, statements, loan origination documents, and other types of correspondence. Tumbleweed IME for Financial Services is also an ideal, low-cost solution for distributing high-volume documentation, including prospectuses, stockholder information, and research materials.

    TUMBLEWEED IME INTERPERSONAL. Contracts, design and manufacturing specifications and confidential records communicated between individuals often require the secure delivery of information. For example, when a company undergoes a private or public offering, a large number of documents must be drafted and agreed upon by several parties, including company executives, the company's law firm, and the underwriting financial institution. During the drafting exercise, the document must be distributed securely to the different parties many times. Each time, the sender must have assurance that all parties received the documents. Tumbleweed IME Interpersonal provides all of the security, tracking, and reliability required for ad-hoc correspondence and group collaboration on any important business matters.

    TUMBLEWEED IME CUSTOM APPLICATION BUILDER. Tumbleweed IME Custom Application Builder incorporates the application programming interface technology necessary to build a unique, secure online application. For example, travel reservations, product and service sales and stock trading are becoming increasingly popular on the Internet, but the security and reliability limitations of e-mail have prevented some of these types of transactions from becoming completely electronic. By customizing

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
Tumbleweed IME to complement electronic commerce and other online processes, businesses can create automated, sophisticated applications to deliver confirmations, notifications and alerts with the security and tracking capabilities of premium physical document delivery services and the speed, convenience, and personalization of e-mail.

    FUTURE TUMBLEWEED IME APPLICATIONS. We plan to introduce additional applications targeted at strategic industries, such as banking and healthcare. We also plan to introduce additional applications to address specific business processes, such as direct marketing and security policy management. Because the foundation for these applications will be the Tumbleweed IME platform, we can take advantage of its numerous integration and customization features to rapidly develop and deploy applications optimized for specific industries or business processes.

TUMBLEWEED IME SERVICES

    Our professional services organization provides all of the services and support necessary to build a unique online communication system based on Tumbleweed IME, including business process analysis, implementation services, data center design, operational planning, training, quality assurance/ accreditation, installation, deployment and ongoing support.

    Our consultants work closely with customers to help plan, implement, and manage applications built on the Tumbleweed IME platform. In addition, our consultants help ensure that Tumbleweed IME integrates seamlessly with existing service infrastructures. The following are examples of the professional services we offer:

    CUSTOM APPLICATION DEVELOPMENT extends the functionality of the Tumbleweed IME solution with custom engineering. The result is a unique online communication solution that can be deployed to employees or customers around the world.

    INTEGRATION CONSULTING provides development work required to integrate Tumbleweed IME with existing technology infrastructure, including customer databases, support systems, and billing systems.

    DATA CENTER DESIGN AND INSTALLATION assists customers in designing solutions based on Tumbleweed IME, including determining hardware requirements, backup processes and failure systems, and physically implementing our solution in the customer's data center.

    TECHNICAL TRAINING AND SUPPORT provides the customer with formal training in the administration and operation of the Tumbleweed IME system, and use of the Tumbleweed IME application programming interfaces. Our professional services organization also provides ongoing support of the customer's data center.

CUSTOMERS AND MARKETS

    Our customers are businesses for which Tumbleweed IME has created new opportunities to bring existing communications and business processes online. These customers fall into two broad categories. Service providers use Tumbleweed IME to provide secure, outsourced, online communications services to their business customers. Examples of service providers include United Parcel Service, Nippon Telegraph & Telephone Corporation, and Pitney Bowes. Enterprise customers utilize Tumbleweed IME to provide secure online communications services originating within their own enterprise to employees, suppliers, and customers. Examples of enterprise customers include the Chase Manhattan Bank, American Express Travel Related Services, Inc., Datek Online Holdings Corp., Thomson Financial, and the European Union-Joint Research Council.

    Service providers and enterprise customers share many common attributes with respect to software requirements, the professional services necessary to integrate and implement a solution, and the potential for transaction-based fees paid based on usage of Tumbleweed IME. While both service providers and enterprise customers are using Tumbleweed IME to provide secure online communications services outside the boundaries of their enterprise, the principal distinction between the two groups is market focus. Service providers offer the service on a fee-for-use basis, while enterprise customers typically provide the improved communications service in order to gain business advantage through improved cost, speed, and/or interactivity.

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
CUSTOMER PROFILES

    The following examples illustrate how customers are using Tumbleweed IME to bring their existing communications and business processes online:

    U.S. POSTAL SERVICE / INTERNATIONAL POST CORPORATION TECHNOLOGY, S.C.

    The International Post Corporation Technology, S.C. is a cooperative organization of twenty-one international postal administrations, with an enormous customer base spanning numerous countries. Following a year-long pilot program, the International Post Corporation Technology, S.C., the U.S. Postal Service, Canada Post and France's La Poste signed an agreement to use Tumbleweed IME under the label PostECS as the standard for secure online document delivery. Tumbleweed IME's architecture and server application programming interfaces will enable the member organizations of the International Post Corporation Technology, S.C., including the U.S. Postal Service, Canada Post and France's La Poste, to develop customized applications.

    UNITED PARCEL SERVICE

    United Parcel Service is the world's largest express carrier and largest package delivery company, serving more than 200 countries and territories around the world. United Parcel Service's Courier service, part of its Document Exchange suite, is a production-level service powered by Tumbleweed IME that allows United Parcel Service customers to deliver documents online. Current pricing for document exchange ranges from $0.60 to $2.50 per transmission, significantly lower than the price typically paid for overnight express document shipments, which ranges from $6.00 to $36.75. Tumbleweed IME allows United Parcel Service's Document Exchange Suite to provide its users with specific features, including broad tracking capabilities and varying levels of security. Tumbleweed IME's browser-based approach and open architecture broaden the potential market that can be served by the United Parcel Service's online document delivery service because end-users are not required to install any additional software to utilize Tumbleweed IME.

    THOMSON FINANCIAL SERVICES

    Thomson Financial, a subsidiary of The Thomson Corporation, is a leading provider of financial information, research, and analysis to global investment and corporate communities. Thomson Financial has deployed Tumbleweed IME as part of Thomson Prospectus, a service for electronic distribution of new issue prospectuses for equity offerings, corporate bonds, and municipal bonds. Thomson Prospectus compiles e-mail distribution lists, obtains electronic delivery consent from investors, and converts prospectuses to a searchable electronic format. Tumbleweed IME allows Thomson to distribute prospectuses electronically to recipients with e-mail and a web browser. The use of Tumbleweed IME by Thomson Financial cuts printing and mailing costs for issuers. In addition, prospectuses delivered using Tumbleweed IME are searchable and hyperlinked.

    EUROPEAN UNION--JOINT RESEARCH COUNCIL

    The European Union's Joint Research Council is responsible for organizing procedures for authorization, surveillance and, where appropriate, withdrawal of human and veterinary pharmaceutical products for the entire European Union, and coordinates the activities of more than 2,500 scientists and researchers across Europe for the drug approval process. The Joint Research Council uses Tumbleweed IME as a mechanism for enabling online information distribution in this decentralized approval process. Tumbleweed IME is used by the Joint Research Council to provide complete information security, authenticate participants, and support a wide range of client systems. The Joint Research Council is also investigating Tumbleweed IME as a platform for broad distribution of Joint

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
Research Council reports and rulings, as well as a possible archival platform for long-term research projects.

    PITNEY BOWES

    Pitney Bowes, Inc. is a global provider of informed mail and messaging management solutions, providing a range of systems and services to its customers for the creation, distribution and storage of documents in both paper and digital form. Pitney Bowes' iSend service, powered by Tumbleweed IME, provides for the transmission of confidential, high-value documents online. Businesses can use iSend for any of their important communications, ranging from the electronic delivery of statements and contracts, to online bulk mail. iSend is also a component of the mail center operation services offered by Pitney Bowes' management services business unit to major corporations worldwide.

    HIKARI TSUSHIN

    Hikari Tsushin is a leading prover of value-added communication services in Japan, including cellular telephone, virtual ISP and outsourced corporate e-mail services under the Hitmail brand name, which has over 5,000 corporate subscribers in the Japanese market. Hikari Tsushin has licensed Tumbleweed IME to provide secure communication services to their customer base, as well as integration into the Hitmail service. The integration of Tumbleweed IME with Hitmail will allow Hikari Tsushin to differentiate and augment their outsourced e-mail solution.

    TABLE OF CUSTOMERS

    The following table describes our current customers and the markets in which they operate. This table excludes the numerous end-user customers, such as Hewlett-Packard, Sears, Roebuck & Co., Alston & Bird LLP, Morrison & Foerster LLP, the New York State Department of Transportation, and Jackson National Insurance, that utilize Tumbleweed IME through our service provider customers.

                 CUSTOMER                                 TYPE                         TARGET MARKET
The Chase Manhattan Bank                    Enterprise customer               Banking
American Express Travel Related Services,   Enterprise customer               Financial services
Inc.
Datek Online Holdings Corp.                 Enterprise customer               Brokerage
Thomson Financial                           Enterprise customer               Financial services
European Union-Joint Research Council       Enterprise customer               Pharmaceutical
Times Mirror Company                        Enterprise customer               Publishing
Cooley Godward LLP                          Enterprise customer               Legal
CMP Media Inc.                              Enterprise customer               Publishing
Federal Express Corporation                 Enterprise customer               General purpose
Sema Group AB                               Enterprise customer               General purpose
Asian Securities Printing                   Enterprise customer               Financial printing
Keio University                             Enterprise customer               Education
NASA Ames Research Center                   Enterprise customer               Aeronautics
U.S. Postal Service                         Service provider                  Certified delivery
Canada Post                                 Service provider                  Certified delivery
La Poste (France)                           Service provider                  Certified delivery
United Parcel Service                       Service provider                  Technology/engineering
                                                                              Healthcare
                                                                              Telecommunications
                                                                              Financial services
Nippon Telegraph and Telephone Corp.        Service provider                  Printing/publishing
                                                                              Technology/engineering
UPAQ Ltd.                                   Service provider                  Engineering
Pitney Bowes                                Service provider                  Financial services
                                                                              General purpose
Hikari Tsushin                              Service provider                  General purpose
Canon Sales Co., Inc.                       Service provider                  Financial services
                                                                              Technology/engineering
Secour.com                                  Service provider                  General purpose

    Our relationship with certain customers is new and evolving. In these cases, implementation of Tumbleweed IME is preliminary or under review, and, in any event, the volume of transactions effected by our customers or their end-users to date has been limited. Four customers comprised approximately 86% of our revenue in the six months ended June 30, 1999 and five customers comprised approximately 91% of our revenue in 1998. In particular, sales to United Parcel Service, the U.S. Postal Service, Canada Post and France's La Poste as member posts of the International Post Corporation Technology, S.C., Dynalab, Inc., Canon Sales Co., Inc. and Nippon Telegraph and Telephone Corporation represented 30%, 28%, 15%, 9% and 9%, respectively, of our revenue in 1998. Sales to Hikari Tsushin, the U.S. Postal Service, Canada Post and France's La Poste as member posts of the International Post Corporation Technology, S.C., UPAQ Ltd. and Pitney Bowes accounted for 36%, 32%, 10% and 8%, respectively, of our revenue in the six months ended June 30, 1999. See "Risk Factors."

SALES AND MARKETING

SALES

    We maintain a direct sales force that focuses on signing additional service providers and key enterprise customers in strategic industries. Our sales force is comprised of domestic and international sales groups. Offices in the U.S. currently include Redwood City, California, Mount Laurel, New Jersey and New York, New York. We currently have international offices in Tokyo, Japan and Reading, United Kingdom. Our sales force includes field sales engineers and inside sales personnel who support the account executives. Field sales engineers assist our account executives with technical presentations, customer requirements analysis and initial solution designs. Our inside sales personnel assist the account executives in managing their customer relationships. Our sales effort is augmented by the sales forces of our service providers.

MARKETING

    Our marketing efforts are organized around three primary areas: product marketing, product management, and marketing communications. Product marketing identifies target markets and customer opportunities, then develops the positioning, programs, and materials to reach customers and support sales activities. Product marketing is also responsible for branding, corporate identity, and the Tumbleweed website.

    Product management translates customer and market requirements into product plans and works with engineering to ensure completion. Product management also trains salespeople on product information and competition. Marketing communications drives overall market awareness of Tumbleweed and our products through public relations, industry analyst relationships, product reviews, editorial promotion, industry events and executive speaking engagements.

TECHNOLOGY

    The Tumbleweed IME Platform and Tumbleweed IME Applications have been designed using a distributed object model. This approach ensures that our solutions are able to scale as the number of users and messages increases, simply by adding additional servers, as well as providing enhanced reliability. Our use of an industry standard protocol for computing using multiple central processing units which may be distributed across discrete computing systems, known as the common object request broker architecture, enables us to integrate with systems from a variety of vendors. In addition, we leverage the proven technologies of our partners, such as Oracle databases, Netscape web servers and RSA's security toolkit, in order to provide a foundation for our products.

    We have also developed a robust set of software procedures upon which additional application-specific software functionality can be built, known as application programming interfaces.

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
These enable us to enhance the Tumbleweed IME Platform and Tumbleweed IME Applications as the needs of our service provider customers evolve. Using this set of application programming interfaces, we can also create new Tumbleweed IME Applications, such as solutions suited to a specific strategic industries, that run on top of the Tumbleweed IME Platform. We have made these application programming interfaces open and available to our customers and partners, enabling them to customize the Tumbleweed IME Platform and Tumbleweed IME Applications to suit their individual needs.

    [Graphic depicts the Tumbleweed IME architecture, demonstrating how the Tumbleweed IME application programming interfaces interact with the Tumbleweed IME Platform and Tumbleweed IME Applications.]

    As shown above, our Tumbleweed IME Platform is organized into three separate tiers, each of which can run on one or more physical servers. These tiers are:

    - THE GATEWAY TIER, which provides an interface between the Tumbleweed IME Server and the Internet. The gateway tier translates outgoing messages into the appropriate protocols for transfer over the Internet, and translates incoming messages that use these protocols.

    - THE OBJECT TIER, which contains the set of objects which implement the core functionality of the Tumbleweed messaging platform. Each core element of a secure communication transaction, such as a user's account or a secure package, is represented as a unique object within the object tier.

    - THE STORAGE TIER, which uses the servers' underlying data storage and file systems, coupled with a relational database, to maintain objects when they are not in use.

    Tumbleweed IME is a data-driven application architecture. As such, the Tumbleweed IME Server allows for the dynamic personalization of outbound messages on a per-recipient basis. Profile attributes associated with individual recipients may be stored and used to populate outbound messages with customized content. Tumbleweed IME's extensible data model allows both profile attributes and content data to be stored in the system.

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
    The security options supported by Tumbleweed IME include encryption between sender and receiver based on the secure sockets layer standard, encryption technology developed by RSA on the server, name/password authentication, and encryption based on public key infrastructure. Different security options can be applied depending on the security needs of specific applications. For applications requiring the highest levels of security, Tumbleweed IME is fully integrated with digital certificate and encryption technology from industry-leading vendors such as VeriSign and RSA. These public key infrastructure capabilities allow Tumbleweed IME to provide complete, tamper-proof, end-to-end security for highly sensitive business-to-business and business-to-consumer communications.

    Electronic delivery applications, particularly those under regulatory control, must provide a full range of tracking capabilities to allow for the needs of non-repudiation and compliance reporting. Tumbleweed IME, as a server-based application platform, provides comprehensive tracking and reporting capabilities. These include tracking notification and receipt, recording failed transmissions, and providing all necessary status data and statistics for the messaging application.

    We have assembled an engineering team with expertise in the following technologies and processes:

    - HYPERTEXT TRANSFER PROTOCOL--The set of standards used by computers to transfer hypertext files, i.e. web pages, over the Internet.

    - SIMPLE MAIL TRANSFER PROTOCOL--The standard protocol used for routing e-mail messages over the Internet.

    - JAVA AND C++--Computer languages that are particularly well-suited for developing special programs, called objects, that can communicate with each other using the Internet.

    - COMMON OBJECT REQUEST BROKER ARCHITECTURE--An industry standard protocol that allows distributed software components to interoperate with each other. It enables objects to communicate with one another regardless of what programming language they were written in or on what type of computer they are running.

    - DIGITAL CERTIFICATES--Digital documents, typically containing a public key and a name, that attest to the binding of a public key to an individual or other entity.

    - PUBLIC KEY INFRASTRUCTURE--An evolving, standards-based system which relies on digital certificates to ensure the validity of Internet communications and transactions.

    - SECURE MULTIPURPOSE INTERNET MAIL EXTENSIONS--An e-mail standard used to format complex messages so that they can be sent securely over the Internet.

    - SECURE SOCKETS LAYER--An Internet standard which is used to encrypt data as it is being transmitted over the Internet.

GOVERNMENTAL REGULATION

    We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, Internet transaction taxation, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. For example, the Federal Communications Commission could determine through one of its ongoing proceedings that the Internet is subject to regulation in that Internet service providers are subject to certain access charges or fees for carrying Internet traffic over

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
the public switched telephone network. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations.

    Permits or licenses may be required from federal, state, local or foreign governmental authorities to operate or to sell some products on the Internet. We may not be able to obtain these permits or licenses. We may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. It may not be possible to comply with this legislation or these statues on a commercially reasonable basis, if at all. See "Risk Factors--Additional Government Regulation Relating to the Internet May Increase Our Costs of Doing Business or Require Changes in Our Business Model; and-- We May Have Liability for Internet Content."

    In addition, our products rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to achieve secure transmission of confidential information. Exports of software products utilizing encryption technology are generally restricted by the U.S. and various foreign governments. We have obtained approval to export Tumbleweed IME Desktop 1.5, Tumbleweed IME Desktop 2, Tumbleweed IME Server 2 and versions of Tumbleweed IME Desktop 3.1 and Tumbleweed IME Server 3.1. We are not exporting other hardware, software or technology that is subject to export control under U.S. law. However, the list of countries and products for which exports are restricted and the related regulatory policies could be revised, and we may not be able to obtain required government approvals. See "Risk Factors--Our Products Are Subject to Export Controls, and We May be Unable to Obtain Necessary Approvals."

INTELLECTUAL PROPERTY

    We have filed eight utility patents and one design patent with the U.S. Patent and Trademark Office and may seek other patents in the future. To date, a utility patent relating to our fundamental web-based delivery method has issued, as well as a design patent relating to the user interface of our products. We have also filed nine patents in foreign jurisdictions.

    We regard our patents and similar intellectual property as critical to our success, and rely on patent law and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We are also pursuing the registration of key trademarks and service marks in the U.S. and internationally. Despite these precautions, it may be possible for unauthorized third parties to copy particular portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Some end-user license provisions protecting against unauthorized use, copying transfer and disclosure of the licensed program may be unenforceable under the laws of some jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate and competing companies may independently develop similar technology. In particular, we are currently engaged in litigation to enforce our intellectual property rights, which may not be successful and in any event will result in substantial expenditures of resources to pursue. See "Business--Legal Proceedings."

    The status of U.S. patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. Our patent applications may not be issued with the scope of the claims sought by us, if at all. Our products may infringe issued patents that relate to our products. In addition, because patent applications in the U.S. are not publicly disclosed until the patent is issued, applications may have been filed by third parties that relate to our software products.

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
    Third parties could claim infringement by us with respect to current or future products or services. We may increasingly be subject to claims of intellectual property infringement as the number of our competitors grows and the functionality of their products and services increasingly overlap with ours. Any of these claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, limit use of our services or require us to enter into royalty or license agreements. A successful claim of product infringement against us could harm our business and prospects.

COMPETITION

    Broadly speaking, Tumbleweed IME is an alternative to traditional mail and courier delivery services, such as those offered by Federal Express Corporation, United Parcel Service or the U.S. Postal Service, and to general purpose e-mail applications and services. As such, we compete with these options. Ultimately, we believe that the Internet will become the primary solution for secure online communication services. Within this area, our direct competition comes from other small, early stage secure online communication service providers, some of which have products that are intended to compete directly with our products. Examples of these companies include Differential Inc., e-Parcel, LLC, NetDox, Inc., PostX Corporation and The docSpace Company Inc. In addition, companies with which we do not presently directly compete may become competitors in the future, either through the expansion of our products and services or through their product development in the area of secure online communication services. These companies could include America Online, Inc./Netscape Communications Corporation, Critical Path Inc., International Business Machines Corporation/Lotus Development Corporation, Microsoft Corporation and VeriSign, Inc.

    The market for secure online communication services is new, rapidly evolving and highly competitive. The level of competition is likely to increase as current competitors improve their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into these strategic or commercial relationships on more favorable terms. Additionally, these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines we market and distribute. New technologies and the expansion of existing technologies may increase competitive pressures on us. Furthermore, one of our service provider customers currently offers to end-users the choice between Tumbleweed's products and the products of one of our competitors, and other current and future customers may also offer end-users a similar choice. Increased competition may result in reduced operating margins as well as loss of market share and brand recognition. We may be unable to compete successfully against current and future competitors, and competitive pressures faced by us could harm our business and prospects.

EMPLOYEES

    As of June 30, 1999, we employed 75 people worldwide, including 24 in engineering, 22 in sales, 15 in professional services, five in marketing and 9 in corporate management and administration. Our employees are not represented by any collective bargaining organization. We have never experienced a work stoppage and consider our relations with our employees to be good. See "Risk Factors--If We Lose the Services of Our Key Management Personnel, Including Our Co-Founders or Key Sales Executives, Our Ability to Develop Our Business and Secure Customer Relationships Will Suffer"; and "--We May Be Unable to Recruit or Retain Qualified Personnel, Which Could Harm Our Business and Product Development."

PROPERTIES AND FACILITIES

    We lease approximately 40,000 square feet for our corporate headquarters located in Redwood City, California. Our lease is for a term of five years commencing June 8, 1999, at an initial monthly rent of approximately $49,000 increasing to $96,000 monthly in October 1999. We also maintain domestic sales offices in Mount Laurel, New Jersey and New York, New York and international offices in Tokyo, Japan and Reading, United Kingdom. Each of these office spaces covers approximately 3,000 square feet.

LEGAL PROCEEDINGS

    On March 3, 1999 we sued The docSpace Company, Inc. alleging infringement of our U.S. Patent No. 5,790,790. In its answer, docSpace raised counterclaims alleging, among other things, antitrust violations and unfair competition. On May 3, 1999, docSpace filed a summary judgment motion of noninfringement. On May 27, 1999, the court granted Tumbleweed's request to continue docSpace's summary judgment motion pending further discovery, and indicated that docSpace's motion would be rescheduled. On July 14, 1999, the court issued a scheduling order stating that it would conduct a hearing on the proper interpretation of the claims of Tumbleweed's patent on September 24, 1999, and a hearing on any motions for summary judgment on the issue of infringement on November 1, 1999. The court also ordered that discovery on all issues other than claim construction and infringement would be stayed pending resolution of these issues. We believe that we will prevail on the merits of this patent infringement lawsuit and that docSpace's counterclaims are meritless.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table indicates information regarding the executive officers, directors, and key employees of Tumbleweed with their ages as of April 30, 1999:

NAME                                                                TITLE                                         AGE
-------------------------------  ---------------------------------------------------------------------------      ---
Jeffrey C. Smith                 Founder, Chairman, President and Chief Executive Officer                             32
Donald N. Taylor                 Vice President--International Sales                                                  45
Donald R. Gammon                 Vice President--North American Sales                                                 53
Jean-Christophe D. Bandini       Founder and Chief Technical Officer                                                  35
Shomit A. Ghose                  Vice President--Applications                                                         37
Kerry S. Champion                Vice President--Engineering                                                          36
Joseph C. Consul                 Vice President--Finance and Chief Financial Officer                                  39
Shinji Eura                      General Manager--Tumbleweed Software, K.K.                                           63
Robert A. Krauss                 Vice President--Business Development                                                 36
Mark R. Pastore                  Vice President--Corporate Development                                                32
Michael J. Earhart               Vice President--Corporate Marketing                                                  34
Bernard J. Cassidy               General Counsel and Secretary                                                        44
Timothy C. Draper                Director                                                                             40
Eric J. Hautemont                Director                                                                             33
David F. Marquardt               Director                                                                             50
Standish H. O'Grady              Director                                                                             39

    JEFFREY C. SMITH, President and Chief Executive Officer and Chairman of the Board of Directors, is responsible for strategic planning and business development. Before founding Tumbleweed in June 1993, Mr. Smith held various senior positions in research and development with the following firms: Frame Technology from January 1991 to June 1993; Aion Corp. from January 1990 to January 1991; Hewlett Packard from June 1988 to June 1989; and IBM Scientific Research Center in Palo Alto from June 1987 to June 1988. Mr. Smith served as a lecturer in Software Engineering at Stanford University in 1988 and 1989. Mr. Smith holds a B.S. in Computer Science from Stanford University.

    DONALD N. TAYLOR, Vice President--International Sales, is responsible for Tumbleweed's international sales organization, including our sales teams in Europe and Japan. Before joining Tumbleweed in January 1999, Mr. Taylor gained extensive experience in international marketing, sales, and operations, through a number of senior executive positions at the following firms: Prism Solutions from August 1995 to October 1998; Oracle from January 1994 to July 1995; Sun Microsystems from November 1991 to December 1993; Netwise from October 1989 to September 1991; and Ingres from January 1987 to August 1989. Mr. Taylor holds a B.A. in History from Williams College.

    DONALD R. GAMMON, Vice President--North American Sales, is responsible for revenue and customer relationships in North America. Before joining Tumbleweed in February 1999, Mr. Gammon served as Executive Vice President of PostX Corporation from May 1997 to December 1998. He has also held senior management positions at the following firms: Interlink Computer Sciences from July 1994 to May 1997; Interactive Systems from November 1987 to April 1999; Inference Corporation from December 1984 to October 1987; and Metier Management Systems from July 1981 to November 1984. Mr. Gammon holds a B.S. in Management/Marketing from Oklahoma State University.

    JEAN-CHRISTOPHE D. BANDINI, Chief Technical Officer, serves as Tumbleweed's primary technical architect and oversees product development. Before founding Tumbleweed in 1993, Mr. Bandini was a Senior Software Engineer at Frame Technology from March 1991 to January 1993. Mr. Bandini's industry experience also includes engineering positions at Oracle from August 1989 to February 1991 and at IBM from March 1986 to October 1986. Mr. Bandini holds an Engineering Degree from Ecole Centrale Paris, and an M.S. in Computer Science from Stanford University.

    SHOMIT A. GHOSE, Vice President--Applications, is responsible for applications development, consulting services, marketing and company alliances. Before joining Tumbleweed in November 1998, Mr. Ghose served as Vice President of Engineering and Marketing at Caresoft, Inc. from March 1998 through November 1998 and as Vice President of Marketing at Sky Stream Corp. from October 1997 through February 1998. Mr. Ghose served as Vice President of Worldwide Consulting at BroadVision, Inc. from June 1995 through October 1997 and as Senior Director, Business Development, at nCUBE from April 1990 through June 1995. Mr. Ghose was an engineer at Sun Microsystems, Inc., from January 1986 to January 1989 and at Metaphor Computer Systems, a company later acquired by IBM, from February 1983 to January 1986. Mr. Ghose holds a B.S. in Computer Science from the University of California at Berkeley.

    KERRY S. CHAMPION, Vice President--Engineering, is responsible for all aspects of engineering, including development, quality assurance, product management and documentation. Before joining Tumbleweed in February 1998, Mr. Champion served as Director of Engineering at Zentek Technology from January 1997 to December 1997 and served as a Senior Director of Engineering at BroadVision, Inc. from September 1995 to October 1996. Mr. Champion was one of the initial members of the Gain Technology engineering team from June 1989 to September 1995. Mr. Champion holds a B.S. in Business Administration, with a concentration in Quantitative Methods, from San Francisco State University.

    JOSEPH C. CONSUL, Vice President--Finance and Chief Financial Officer, is responsible for finance, operations, legal and human resources at Tumbleweed. Before joining Tumbleweed in June 1997, Mr. Consul was Vice President, Operations for Fractal Design Corporation from May 1996 to May 1997. From November 1991 to May 1996, Mr. Consul served as Vice President, Finance and Administration, CFO for Ray Dream, Inc. Mr. Consul has also held senior financial management positions at XA Systems Corporation from December 1989 to November 1991 and at Adobe Systems Corporation from February 1987 to November 1989. Mr. Consul received his M.B.A. from the University of Southern California, his B.S. from San Jose State University and is a licensed C.P.A.

    SHINJI EURA, General Manager--Tumbleweed Software, K.K., is responsible for the general management of our Japanese subsidiary. Before joining Tumbleweed in August 1998, Mr. Eura worked from July 1994 to August 1998 at DynaLab Japan Co., where he most recently served as a Director of Business Development. From April 1993 to June 1994, Mr. Eura served as a General Manager at I.S.T Co. From April 1991 to March 1993, Mr. Eura served as President of System Bank Corporation. From March 1990 to March 1991, Mr. Eura served as Executive Managing Director of NIHON UNISYS. Mr. Eura holds a B.S. in Statistics from the Tokyo College of Science.

    ROBERT A. KRAUSS, Vice President--Business Development, is responsible for building partnerships with organizations interested in providing Tumbleweed IME as a service offering. Before joining Tumbleweed in March 1997, Mr. Krauss served in various positions at Novell, Inc., ultimately as Director of Marketing from July 1994 to March 1997 and Director of North American Sales at SoftSolutions from September 1991 to July 1994. Mr. Krauss received a B.S. in Business Administration from LaSalle College in Philadelphia, PA.

    MARK R. PASTORE, Vice President--Corporate Development, is responsible for strategic technology and marketing and sales alliances. Over the course of Mr. Pastore's tenure at Tumbleweed, he has been responsible for finance and operations, business development, and strategic planning and alliances.

Before joining Tumbleweed in September 1993, Mr. Pastore held various strategic marketing and finance positions at Sun Microsystems, Inc. from March 1991 to August 1993. Mr. Pastore holds a B.S. in Values, Technology, Science, and Society from Stanford University.

    MICHAEL J. EARHART, Vice President--Corporate Marketing, is responsible for all aspects of marketing, including strategic planning, positioning, industry relations and demand creation. Before joining Tumbleweed in June 1998, Mr. Earhart served as Director of Marketing at Fabrik Communications from July 1996 to June 1998. He has also served as Business Development Director for Server Technologies at Oracle from February 1995 to July 1996, and held various management and strategic marketing positions at Hewlett-Packard from 1987 to 1995. Mr. Earhart holds a B.A. in Economics from the University of California at Santa Barbara.

    BERNARD J. CASSIDY, General Counsel and Secretary, is responsible for the corporate and legal affairs of Tumbleweed. Before joining Tumbleweed in May 1999, Mr. Cassidy was in private practice at Wilson Sonsini Goodrich & Rosati from August 1992 to May 1999, and at Skadden, Arps, Slate Meagher & Flom LLP from September 1989 to July 1992. Mr. Cassidy holds a B.A. in Philosophy from Loyola University, an M.A. in Philosophy from the University of Toronto and a J.D. from Harvard Law School.

    TIMOTHY C. DRAPER has been a Director of Tumbleweed since August 1996. Mr. Draper is the Founder and Managing Director of Draper Fisher Jurvetson, formed in 1985. He currently serves on the boards of directors of PLX Technology, GoTo.com, and various private companies. Mr. Draper holds a B.S. in Electrical Engineering from Stanford University and an M.B.A. from Harvard Business School.

    ERIC J. HAUTEMONT has been a Director of Tumbleweed since October 1996. Mr. Hautemont is Managing Director of Ridge Ventures, a high technology venture fund dedicated to seed and early stage companies. Before starting Ridge Ventures in June 1998, Mr. Hautemont served as President of Fractal Design Corporation from June 1996 to January 1997. Before Fractal, Mr. Hautemont was co-founder, chairman and CEO of Ray Dream, Inc. from December 1989 to June 1996. He currently serves on the board of directors of Xenote Corporation. Mr. Hautemont holds a M.Sc. in Computer Science and Applied Mathematics from Enseeiht, University of Toulouse, France.

    DAVID F. MARQUARDT has been a Director of Tumbleweed since August 1997. Mr. Marquardt is a founding General Partner of August Capital, L.P., formed in 1995, and has been a General Partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. Mr. Marquardt is a director of Microsoft Corporation, Netopia, Inc., iScansoft and various privately held companies. Mr. Marquardt received a B.S. in Mechanical Engineering from Columbia University and an M.B.A. from Stanford Graduate School of Business.

    STANDISH H. O'GRADY has been a Director of Tumbleweed since August 1997. Mr. O'Grady has been a Managing Director of H&Q Venture Associates, LLC, a venture capital firm, since its inception in July 1998. He previously served in various positions with Hambrecht & Quist Group's venture capital department since 1986, including Managing Director from 1994 to 1998. Earlier in his career, Mr. O'Grady was a process engineer with Intel Corporation. Mr. O'Grady is currently a director of various privately held companies. Mr. O'Grady holds a B.S.E. degree in Chemical Engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

CLASSIFIED BOARD OF DIRECTORS

    Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, before the consummation of the offering, three of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and two will be elected to three-year terms. After that time, directors will be elected for three-year terms. Jeffrey C. Smith has been designated a Class I director whose term expires at the 2000 annual meeting of stockholders. Eric J. Hautemont and Timothy C. Draper have been designated Class II directors whose term expires at the 2001 annual meeting of stockholders. David F. Marquardt and Standish H. O'Grady have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders.

    Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

    We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Messrs. Draper and O'Grady. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee consists of Messrs. Hautemont and Marquardt.

DIRECTOR COMPENSATION

    We reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors of Tumbleweed. We currently do not pay fees to our directors for attendance at meetings or for their services as members of the board of directors. Under our 1993 stock option plan, directors are eligible to receive stock option grants.

    On October 15, 1996 and September 15, 1998, the board of directors granted options to purchase an aggregate of 18,000 and 42,000, respectively, shares of common stock to Mr. Hautemont at an exercise price per share of $0.50. On May 27, 1999, the board of directors granted an option to purchase an aggregate of 60,000 shares of common stock to each continuing director at an exercise price per share equal to the price per share to the public in this offering, which shall be effective upon the consummation of this offering.

    Each non-employee director elected to the board of directors for the first time following this offering will receive upon this election an initial grant of options to purchase 15,000 shares of common stock at fair market value on the date of grant as well as an annual grant of options to purchase 5,000 shares for each year during the director's term. All of the foregoing options will have a five-year term and will vest immediately. The foregoing award of options will be granted automatically under the 1999 stock incentive plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the compensation committee of Tumbleweed serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. See "Certain Relationships and Related Transactions" for a description of transactions between Tumbleweed and entities affiliated with members of the compensation committee.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table indicates information concerning compensation of our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the year ended December 31, 1998.

                                                                                                            LONG-TERM
                                                                                                          COMPENSATION
                                                                                                             AWARDS
                                                                                                          -------------
                                                                              ANNUAL COMPENSATION          SECURITIES
                                                                       ---------------------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                              YEAR     SALARY($)   BONUS($)     OPTIONS(#)
---------------------------------------------------------------------  ---------  ---------  -----------  -------------
Jeffrey C. Smith.....................................................       1998    115,000          --            --
  Founder, Chairman, President and Chief Executive Officer
Joseph C. Consul.....................................................       1998    130,333      12,100       147,000
  Vice President--Finance & Chief Financial Officer
Kerry S. Champion....................................................       1998    104,621      11,825       230,000
  Vice President--Engineering
Mark R. Pastore......................................................       1998    123,317       5,250       294,000
  Vice President--Corporate Development
Randy A. Atherton(1).................................................       1998    185,728          --        75,000(1)
  Vice President--Sales

------------------------

(1) Mr. Atherton resigned on March 31, 1999. This number excludes unvested shares that expired upon his resignation.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1998 to the named executive officers.

    In the fiscal year ended December 31, 1998, we granted options to purchase up to an aggregate of 1,320,250 shares to employees, directors and consultants. All of these options were granted under our 1993 stock option plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. All option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month for the next 36 months.

    The potential realizable values are based on an assumption that the price of our common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

                                                                               POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                     --------------------------------------------------------    ANNUAL RATES OF          POTENTIAL
                      NUMBER OF                                                    STOCK PRICE           REALIZABLE
                     SECURITIES   PERCENT OF TOTAL                               APPRECIATION FOR    VALUE AT AN ASSUMED
                     UNDERLYING    OPTIONS GRANTED    EXERCISE                     OPTION TERM         INITIAL PUBLIC
                       OPTION      TO EMPLOYEES IN      PRICE     EXPIRATION   --------------------       OFFERING
NAME                 GRANTED(#)      FISCAL YEAR      ($/SHARE)      DATE         5%         10%       PRICE PER SHARE
-------------------  -----------  -----------------  -----------  -----------  ---------  ---------  -------------------
Jeffrey C. Smith...          --              --              --           --          --                          --
Joseph C. Consul...      25,000             1.9%      $    0.50    3/01/2008   $  20,361  $  34,422      $   312,500
                         12,000             0.9            0.50    9/01/2008       9,773     15,562          150,000
Kerry S. Champion..     180,000            13.6            0.50    3/16/2008     146,601    233,437        2,250,000
                         50,000             3.8            0.50    9/01/2008      40,722     64,844          625,000
Mark R. Pastore....      20,000             1.5            0.50    9/01/2007      16,289     25,937          250,000
                         15,000             1.1            0.50    3/01/2008      12,217     19,453          187,500
                         10,000             0.8            0.50    9/05/2008       8,144     12,969          125,000
Randy A. Atherton..      75,000(1)           5.7           0.50    6/29/1999      61,084     97,265          937,500

------------------------------

(1) Mr. Atherton resigned on March 31, 1999. This number excludes unvested shares that expired upon his resignation.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table describes for the named executive officers the exercisable and unexercisable options held by them as of December 31, 1998. No options were exercised by the named executive officers during the fiscal year ended December 31, 1998.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                             OPTIONS HELD AT FISCAL     IN-THE-MONEY OPTIONS AT
                                                                   YEAR-END(#)            FISCAL YEAR-END($)
                                                            -------------------------  -------------------------
NAME                                                        EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------------------------------  ----------  -------------  ----------  -------------
Jeffrey C. Smith..........................................          --            --           --            --
Joseph C. Consul..........................................      41,250       105,750           --            --
Kerry S. Champion.........................................          --       230,000           --            --
Mark R. Pastore...........................................     244,625        49,375       25,000            --
Randy A. Atherton.........................................          --       200,000           --            --

    The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on a value of $0.50 per share, the fair market value of our common stock as of December 31, 1998, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1993 stock option plan.

1993 STOCK OPTION PLAN

    The 1993 stock option plan was adopted by our board of directors on September 30, 1993, and approved by our stockholders on the same date for the benefit of our officers, directors and consultants. This plan has been amended, most recently on August 3, 1999 to approve an additional 150,000 shares of common stock for issuance under this plan, and this amendment was concurrently approved by our stockholders. This plan provides for the grant of incentive stock options and nonstatutory stock options. An aggregate of 3,768,500 shares of common stock is reserved for issuance under this plan. As of August 3, 1999, we had granted options to purchase an aggregate of 3,747,016 shares of common stock under this plan. We will not be granting options under this plan following the offering.

    In the event of certain mergers or consolidations of Tumbleweed, outstanding options will be assumed or similar options substituted. In the event outstanding options are not assumed or substituted for, these options will terminate if not exercised before the event. In the event of a dissolution or liquidation of Tumbleweed, outstanding options will terminate if not exercised before these events.

1999 OMNIBUS STOCK INCENTIVE PLAN

    The 1999 omnibus stock incentive plan was adopted by our board of directors on May 27, 1999, and approved by our stockholders on June 25, 1999 for the benefit of the officers, directors, key employees, advisors and consultants. An aggregate of 4,381,500 shares of common stock is reserved for issuance under the plan, which provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock, and performance shares. An award may consist of one arrangement or benefit or two or more of them in tandem or in the alternative. Under this plan, awards covering no more than 80% of the shares reserved for issuance under the plan may be granted to any participant in any one year.

    This plan will initially be administered by the compensation committee, although it may be administered by either our board of directors or any committee of our board of directors, which group is sometimes referred to as the plan administrator. The plan administrator may interpret this plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants who will receive awards and generally to determine the terms and conditions of those awards.

    We may issue two types of stock options under this plan: incentive stock options, which are intended to qualify under the Internal Revenue Code of 1986, as amended, and non-qualified stock options. The option price of each incentive stock option granted under this plan must be at least equal to the fair market value of a share of common stock on the date the incentive stock option is granted.

    Stock appreciation rights and limited stock appreciation rights may be granted under this plan either alone or in conjunction with all or part of any stock option granted under this plan. A stock appreciation right granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value of a share of common stock at the date of exercise over a specified price fixed by the plan administrator. A limited stock appreciation right granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator. A limited stock appreciation right may only be exercised within the 30-day period following a change in control.

    Restricted stock, deferred stock and performance shares may be granted under this plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, deferred stock and performance shares. Participants with restricted stock and preferred shares generally have all of the rights of a stockholder. During the deferral period, the deferred stock units may be credited with dividend equivalent rights, subject to the terms and conditions imposed by the plan administrator. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, deferred stock and/or performance shares.

    In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator may make adjustments to the terms of the plan. In particular, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, the plan outstanding awards and the exercise prices. In addition, the plan administrator, in its discretion, may terminate all awards with payment of cash or in-kind consideration.

    The terms of this plan provide that the plan administrator may amend, suspend or terminate this plan at any time, provided, however, that some amendments require approval of our stockholders.

Further, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

    Each non-employee director elected to the board of directors for the first time following this offering will receive upon this election an initial grant of options to purchase 15,000 shares of common stock at fair market value on the date of grant. These non-employee directors will also receive an annual grant of options to purchase 5,000 shares for each year during the director's term. All of the foregoing options will have a five-year term and will vest immediately. The foregoing award of options will be granted automatically under this plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted our 1999 employee stock purchase plan, which was approved by our board of directors on May 27, 1999 and approved by our stockholders on June 25, 1999, which allows eligible employees to purchase our common stock at a discount from fair market value. A total of 500,000 shares of common stock has been reserved for issuance under this plan for each fiscal year occurring during the term of the plan.

    This plan will be administered by our board of directors, or a specifically designated committee of the board of directors, which group is sometimes referred to as the plan administrator. The plan administrator may interpret the plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan, subject to the provisions of the plan.

    This plan contains offering periods that commence on the first trading day on or after May 15 and November 15 of each year and end on the last trading day before the commencement of the next offering period. The first offering period under the plan will commence upon the completion of this offering and end on the trading day on or before May 14, 2000.

    Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted the right to purchase stock under this plan if the employee

    - immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

    - holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

This plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the employee's base salary, exclusive of any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any of our employee plans. The maximum number of shares an employee may purchase during a single offering period is 2,500 shares.

    Amounts deducted and accumulated by the employee are used to purchase shares of common stock at the end of each offering period. The price of the common stock offered under this plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Employees may end their participation in this plan at any time during an offering period. In that event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with us.

    Rights granted under this plan are not transferable by an employee other than by will or the laws of descent and distribution. This plan provides that, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of our common stock, the plan administrator will conclusively determine the appropriate equitable adjustments. This plan will terminate in 2009. Our board of directors has the authority to amend or terminate this plan, except that no amendment or termination may adversely affect any outstanding rights under this plan.

EMPLOYMENT AGREEMENTS

    We have not entered into employment agreements with our named executive officers, and their employment may be terminated at any time at the discretion of our board of directors.

    Effective January 7, 1999, we entered into an employment agreement with Donald Taylor. The agreement provides for a base salary of $185,000 per year, plus a bonus dependent upon the attainment of specified sales targets. The minimum guaranteed bonus is $6,000 for each of the first six months of employment. In addition, Mr. Taylor was granted options to purchase 140,000 shares of common stock. Mr. Taylor's employment is terminable without cause on six months prior written notice.

    The option agreements of Joseph Consul, Donald Gammon, Donald Taylor, Bernard Cassidy, Shomit Ghose and Kerry Champion provide for the acceleration of a portion of their stock options upon the occurrence of specified changes in control of Tumbleweed.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    Our certificate of incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tumbleweed under the foregoing provisions, or otherwise. Tumbleweed has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We intend to enter into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our charter and bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

    - compensation arrangements, which are described where required under "Management," and

    - the transactions described below.

    SERIES C PREFERRED STOCK FINANCING ROUND. In February and May 1999, we sold shares of Series C preferred stock, at a purchase price of $3.58 per share, to the following investors, among others:

    - 3,914,989 shares of Series C preferred stock to Hikari Tsushin, Inc.

    - 1,118,569 shares of Series C preferred stock to United Parcel Service General Services Co.

    - 165,093 shares of Series C preferred stock to August Capital, L.P.

    - 154,351 shares of Series C preferred stock to Draper Fisher Associates Fund III, or to entities affiliated with it.

    - 112,159 shares of Series C preferred stock to Adobe Ventures II, L.P.

    SERIES B PREFERRED STOCK FINANCING ROUND. In August and September 1997, we sold shares of Series B preferred stock, at a purchase price of $1.99 per share, to the following investors, among others:

    - 1,762,336 shares of Series B preferred stock to August Capital, L.P.

    - 427,996 shares of Series B preferred stock to Draper Fisher Associates Fund III.

    - 1,258,812 shares of Series B preferred stock to Adobe Ventures II, L.P.

    - 12,588 shares of Series B preferred stock to Jeffrey C. Smith, our President and Chief Executive Officer, and Chairman of our board of directors.

    SERIES A PREFERRED STOCK FINANCING ROUND. In August and September 1996, we sold shares of Series A preferred stock, at a purchase price of $1.38 per share, to the following investors, among others:

    - 103,623 shares of Series A preferred stock to Jeffrey C. Smith, our President and Chief Executive Officer, and Chairman of our board of directors.

    - 90,580 shares of Series A preferred stock to Jean-Christophe D. Bandini, our Chief Technical Officer, and a member of our board of directors.

    - 1,304,348 shares of Series A preferred stock to Draper Fisher Associates Fund III, or to entities affiliated with it.

    - 90,580 shares of Series A preferred stock to August Capital, L.P.

    Each of August Capital, L.P., Draper Fisher Associates Fund III, Adobe Ventures II, L.P., Hikari Tsushin, Inc. and United Parcel Service General Services Co., or their affiliated entities, is a 5% or greater shareholder of us. In addition, August Capital, L.P., Draper Fisher Associates Fund III and Adobe Ventures II, L.P. have the right to designate a representative to our board of directors. This right terminates upon completion of this offering.

    The underwriters have reserved 400,000 shares for purchase by Hikari Tsushin, Inc., a principal stockholder of Tumbleweed. Hikari Tsushin has expressed an interest in purchasing these shares at the initial public offering price.

    HIKARI LICENSE AGREEMENT. On March 31, 1999, we entered into a one-year license and distribution agreement with Hikari Tsushin, Inc. During the three months ended March 31, 1999, Tumbleweed recognized approximately $388,000 of revenue associated with the perpetual license fee and distribution rights from Hikari, less a deferral for 90 days of maintenance of approximately $30,000.

    INVESTORS' RIGHTS AGREEMENT. Tumbleweed has entered into an investors' rights agreement with all of the purchasers of preferred stock and its founders. The agreement provides for information rights, board participation, and registration rights in favor of the purchasers and founders. These registration rights survive the closing of this offering. See "Description of Capital Stock--Registration Rights."

    INDEMNITY AGREEMENTS. Tumbleweed intends to enter into indemnity agreements with each of its officers and directors. See "Management--Limitation of Liability and Indemnification."

    ENGAGEMENT OF LEGAL COUNSEL. Gregory C. Smith, a brother of Jeffrey C. Smith, the President and Chief Executive Officer of Tumbleweed and Chairman of our board of directors, is a partner of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which began providing legal services to Tumbleweed in July 1998. Before that time, Gregory Smith was a partner of the law firm of Cooley Godward LLP, which provides legal services to Tumbleweed as well. The total fees paid to Skadden, Arps in 1998 was $11,281. The total fees paid to Cooley Godward in 1998, 1997 and 1996 were $326,442, $174,515 and $57,616, respectively. The rates charged for services provided generally were equal to or more favorable than the rates generally charged by these firms. Gregory Smith acted as Secretary of Tumbleweed during these periods.

                             PRINCIPAL STOCKHOLDERS

    The following table indicates information as of August 3, 1999 regarding the beneficial ownership of Tumbleweed common stock by:

    - each person known to the board of directors to own beneficially 5% or more of our common stock;

    - each of our directors;

    - the named executive officers; and

    - all of our directors and executive officers as a group.

    Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Tumbleweed Communications Corp., 700 Saginaw Drive, Redwood City, California 94063. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

    Percentage ownership calculations are based on 17,337,475 shares of common stock outstanding as of August 3, 1999, which number includes shares of common stock which will be outstanding upon the conversion of outstanding shares of preferred stock and the exercise of warrants dated December 19, 1997 and May 13, 1999 upon the consummation of this offering. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

                                                                                                 PERCENT OF SHARES
                                                                                                    OUTSTANDING
                                                                          NUMBER OF SHARES   --------------------------
                                                                            BENEFICIALLY     BEFORE THE     AFTER THE
NAME                                                                            OWNED         OFFERING      OFFERING
------------------------------------------------------------------------  -----------------  -----------  -------------
Hikari Tsushin, Inc.....................................................       3,914,989          22.6%          20.2%(1)
  22F Ohtemachi Nomura Bldg.
  2-1-1 Ohtemachi, Chiyoda-ku, Tokyo
August Capital, L.P.....................................................       2,018,009(2)        11.6           9.5
David F. Marquardt
  2480 Sand Hill Road, Suite 101
  Menlo Park, CA 94025
Draper Fisher Entities..................................................       1,886,695(3)        10.9           8.8
Timothy C. Draper
  400 Seaport Court, Suite 250
  Redwood City, CA 94063
Adobe Ventures II, L.P..................................................       1,370,971(4)         7.9           6.4
Standish H. O'Grady
  One Bush Street
  San Francisco, CA 94104
United Parcel Service General Services Co...............................       1,118,569            6.5           5.2
  55 Glenlake Parkway NE
  Atlanta, Georgia 30328
Jeffrey C. Smith........................................................       2,031,877(5)        11.7           9.5
Jean-Christophe D. Bandini..............................................       2,018,580           11.6           9.5
Randy A. Atherton.......................................................          75,000              *             *
Kerry S. Champion.......................................................          81,042(6)           *             *
Joseph C. Consul........................................................          79,852(6)           *             *
Mark R. Pastore.........................................................         265,205(6)         1.5           1.2
Eric J. Hautemont.......................................................          51,283(6)           *             *
Standish H. O'Grady.....................................................       1,644,567(7)         9.5           7.7
Executive officers and directors as a group (16 persons)................      10,436,380(8)        60.2          48.9

------------------------------
*   Less than 1% of the outstanding shares of common stock.

(1) Hikari Tsushin has expressed an interest in purchasing 400,000 shares in the offering at the initial public offering price. The percent of shares outstanding after the offering assumes the purchase of these shares.

(2) Voting and dispositive power over the shares is held by all the general partners of August Capital, L.P. Mr. Marquardt is a General Partner at August Capital, L.P. and as such may be deemed to share voting and investment power with respect to these shares. However, Mr. Marquardt disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest arising from his interest in August Capital, L.P.

(3) Includes 159,858 shares held by Draper Associates, L.P.; 1,621,499 shares held by Draper Fisher Associates Fund III, and 105,338 shares held by Draper Fisher Partners, L.L.C. Voting and dispositive power over the shares is held by all the general partners of Draper Fisher Jurvetson. Mr. Draper is Managing Partner at Draper Fisher Jurvetson and as such may be deemed to share voting and investment power with respect to these shares. However, Mr. Draper disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest arising from his interest in these entities.

(4) Voting and dispositive power over the shares held by Adobe Ventures II, L.P. is held by all members of H&Q Adobe Ventures Management II, L.L.C. Mr. O'Grady is a member of Adobe Ventures Management II, L.L.C. and may be deemed to share voting and investment power with respect to these shares. However, Mr. O'Grady disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest arising from his interest in H&Q Adobe Ventures Management II, L.L.C.

(5) Includes 260,000 shares held by the Jeffrey C. Smith 1999 Annuity Trust. Mr. Smith is the sole trustee of the trust.

(6) The following table indicates those people whose total number of beneficially owned shares include shares subject to options exercisable within 60 days of July 8, 1999:

                                                                                    SHARES SUBJECT TO
                                                                                         OPTIONS
                                                                                 ------------------------
Kerry S. Champion..............................................................             24,792
Joseph C. Consul...............................................................             14,501
Mark R. Pastore................................................................              5,417
Eric J. Hautemont..............................................................             14,167

(7) Includes 1,370,971 shares held by Adobe Ventures II, L.P. and 273,596 shares held by H&Q Tumbleweed Investors, L.P. Voting and dispositive power over the shares held by H&Q Tumbleweed Investors, L.P. is held by all members of H&Q Venture Associates, L.L.C. Voting and dispositive power over the shares held by Adobe Ventures II, L.P. is held by all members of H&Q Adobe Ventures Management II, L.L.C. Mr. O'Grady is a member of H&Q Venture Associates, L.L.C. and H&Q Adobe Ventures Management II, L.L.C. and may be deemed to share voting and investment power with respect to these shares. However, Mr. O'Grady disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest arising from his interest in these entities.

(8) Includes 418,147 shares issuable upon the exercise of stock options exercisable within 60 days of August 3, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the consummation of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws.

COMMON STOCK

    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. See "Dividend Policy." Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any of Tumbleweed's securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of us without further action by the stockholders.

    Upon the consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Upon completion of the offering, the holders of an aggregate of approximately 16,236,640 shares of common stock and the holders of warrants to purchase 120,973 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended. Under the terms of the agreements providing registration rights, if Tumbleweed proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of this registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. These registration rights have been waived with respect to this offering. Holders of these rights may also require Tumbleweed to file a registration statement under the Securities Act at its expense with respect to their shares of common stock, and Tumbleweed is required to use its best efforts to effect this registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require Tumbleweed to file additional registration statements on Form S-3, subject to conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - before the date of the business combination, the transaction is approved by the board of directors of the corporation,

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding stock, or

    - on or after the date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

    Equiserve L.P. will serve as Transfer Agent and Registrar for our common stock. Its phone number is (781) 575-2000.

LISTING

    Our common stock has been approved for quotation and trading on the Nasdaq Stock Market's National Market under the trading symbol "TMWD."

                        SHARES ELIGIBLE FOR FUTURE SALE

    We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will depress the market price for our common stock or our ability to raise capital by offering equity securities. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock.

    After this offering, approximately 21,337,475 shares of common stock will be outstanding. All of the shares sold in this offering will be freely tradeable except for any shares purchased by Hikari Tsushin and other affiliates of Tumbleweed. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

DATE OF AVAILABILITY FOR SALE                                                                    NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
As of the date of the prospectus...............................................................               --
February 2, 2000...............................................................................       10,866,222
At various times afterwards upon expiration of applicable holding periods......................        6,471,253

    Credit Suisse First Boston may release all or a portion of the shares subject to this lockup agreement at any time without notice. See "Underwriting" and "Shares Eligible for Future Sale."

    In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Credit Suisse First Boston Corporation.

    We intend to file a Registration Statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of August 3, 1999, options to purchase a total 2,860,644 shares were outstanding under our stock option plans. Common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates is available for immediate resale in the open market.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated August 5, 1999, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC and ING Barings LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                                     Number
                                  Underwriters                                     of Shares
---------------------------------------------------------------------------------  ----------
Credit Suisse First Boston Corporation...........................................   1,432,250
Hambrecht & Quist LLC............................................................   1,432,250
ING Barings LLC..................................................................     505,500
Dain Rauscher Wessels
  a division of Dain Rauscher Incorporated.......................................      70,000
W.R. Hambrecht & Co. LLC.........................................................      70,000
Invemed Associates LLC...........................................................      70,000
Legg Mason Wood Walker, Incorporated.............................................      70,000
Needham & Company, Inc...........................................................      70,000
Raymond James & Associates, Inc..................................................      70,000
Charles Schwab & Co., Inc........................................................      70,000
C.E. Unterberg, Towbin...........................................................      70,000
Thomas Weisel Partners LLC.......................................................      70,000
                                                                                   ----------
  Total..........................................................................   4,000,000

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option from the date of this prospectus to purchase up to 600,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

    The underwriters propose to offer the shares to the public initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $0.48 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                Per share                       Total
                                                       ----------------------------  ----------------------------
                                                          Without         With          Without         With
                                                       Overallotment  Overallotment  Overallotment  Overallotment
                                                       -------------  -------------  -------------  -------------
Underwriting discounts
  and commissions paid by us.........................    $    0.84      $    0.84     $ 3,360,000    $ 3,864,000
Expenses payable by us...............................    $     .29      $     .25     $ 1,150,000    $ 1,150,000

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We, our officers and directors and substantially all of our other securityholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days from the date of this prospectus, subject to limited exceptions.

    The underwriters have reserved for sale, at the initial public offering price, up to 230,000 shares of the common stock for employees, directors and other persons associated with us that have expressed an interest in purchasing common stock in the offering. In addition, the underwriters have reserved 400,000 shares for purchase by Hikari Tsushin, Inc., a principal stockholder of Tumbleweed. Hikari Tsushin has expressed an interest in purchasing these shares at the initial public offering price. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

    Our common stock has been approved for quotation and trading on The Nasdaq Stock Market's National Market under the symbol "TMWD."

    Before this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiation between the representatives and us. The principal factors considered in determining the public offering price included: the information in this prospectus and available to the representatives; the history and the prospects for the industry in which we will compete; our management's ability; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Entities affiliated with Hambrecht & Quist LLC purchased an aggregate of 22,432 shares of Series C preferred stock of Tumbleweed, on the same terms as other investors in a private placement by Tumbleweed in February 1999, for a total purchase price of $80,216. In addition, Hambrecht & Quist LLC received from us a fee of approximately $1,080,000 and a warrant to purchase 75,503 shares of Series C preferred stock at a price of $3.58 per share for acting as placement agent in connection with the private placement of our Series C preferred stock.

    Curtis Smith, an associate of ING Barings LLC, is a brother of Jeffrey C. Smith, the Chairman, President and Chief Executive Officer of Tumbleweed.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws. These will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice before any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under such securities laws,

    - where required by law, the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the shares of common stock being offered will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Gregory C. Smith, a partner at Skadden, Arps, beneficially owns 54,246 shares of common stock. Selected legal matters in connection with this offering will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

                                    EXPERTS

    The consolidated financial statements of Tumbleweed as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to Tumbleweed and the common stock being offered, reference is made to the registration statement and the related exhibits and schedule. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

    Tumbleweed intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of KPMG LLP, Independent Auditors...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited).................         F-3

Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and the six
  months ended June 30, 1998 and 1999 (unaudited)..........................................................         F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998 and
  the six months ended June 30, 1999 (unaudited)...........................................................         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and the six
  months ended June 30, 1998 and 1999 (unaudited)..........................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
TUMBLEWEED COMMUNICATIONS CORP.:

    We have audited the accompanying consolidated balance sheets of Tumbleweed Communications Corp. (the Company) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tumbleweed Communications Corp. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                                      [KPMG LLP]

San Francisco, California
March 18, 1999, except as to Note 10 which is as of August 3, 1999

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                       DECEMBER 31,          JUNE 30, 1999
                                                                                   --------------------  ----------------------
                                                                                     1997       1998      ACTUAL     PRO FORMA
                                                                                   ---------  ---------  ---------  -----------
                                                                                                              (UNAUDITED)
                                                            ASSETS
Current assets:
  Cash and cash equivalents......................................................  $   6,310  $     698  $  14,700   $  14,700
  Accounts receivable............................................................        281        281      1,151       1,151
  Prepaid expenses and other current assets......................................        142        166        554         554
                                                                                   ---------  ---------  ---------  -----------
      Total current assets.......................................................      6,733      1,145     16,405      16,405
Property and equipment, net......................................................        382        472      1,587       1,587
Other assets.....................................................................         --        108      1,045       1,045
                                                                                   ---------  ---------  ---------  -----------
      Total assets...............................................................  $   7,115  $   1,725  $  19,037   $  19,037
                                                                                   ---------  ---------  ---------  -----------
                                                                                   ---------  ---------  ---------  -----------

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $     200  $     136  $     909   $     909
  Current installments of equipment line.........................................         --        141        227         227
  Accrued liabilities............................................................        337        448      1,166       1,166
  Deferred revenue............................................................. `        308        130        718         718
                                                                                   ---------  ---------  ---------  -----------
      Total current liabilities..................................................        845        855      3,020       3,020
Equipment line, excluding current installments...................................         --        369      1,185       1,185
                                                                                   ---------  ---------  ---------  -----------
Commitments
Stockholders' equity:
  Preferred stock, $0.001 par value; no shares authorized, issued, or outstanding as of December 31, 1997 and 1998 and June 30, 1999; 10,000,000 shares authorized, none issued or outstanding on a pro forma basis as of June 30,
    1999.........................................................................         --         --         --          --
  Convertible preferred stock (29,000,000 shares authorized):
    Series A, $0.001 par value; 2,700,000 shares designated; 2,657,971 shares issued and outstanding as of December 31, 1997 and 1998 and June 30, 1999,
      and none outstanding on a pro forma basis as of June 30, 1999 (aggregate
      liquidation preference of $3,668 as of December 31, 1998)..................          3          3          3          --
    Series B, $0.001 par value; 4,250,000 shares designated; 4,065,960, 4,065,960 and 4,080,960 shares issued and outstanding as of December 31, 1997 and
      1998 and June 30, 1999, and none outstanding on a pro forma basis as of
      June 30, 1999 (aggregate liquidation preference of $8,105 as of December
      31, 1998)..................................................................          4          4          4          --
    Series C, $0.001 par value; 6,000,000 shares designated; 5,592,503 shares issued and outstanding as of June 30, 1999, and none outstanding on a pro forma basis as of June 30, 1999 (aggregate liquidation preference of
      $20,021 as of December 31, 1998)...........................................         --         --          5          --
  Common stock, $0.001 par value; 43,000,000 shares authorized; 4,035,000,
    4,209,535 and 4,785,020 shares issued and outstanding as of December 31,
    1997, 1998 and June 30, 1999, respectively; 100,000,000 shares authorized,
    17,201,123 issued and outstanding on a pro forma basis as of June 30, 1999...          4          4          5          17
  Additional paid-in capital.....................................................     12,274     14,124     40,077      40,077
  Deferred compensation expense..................................................       (474)    (1,501)    (7,082)     (7,082)
  Accumulated other comprehensive income (loss)..................................         --         (2)         4           4
  Accumulated deficit............................................................     (5,541)   (12,131)   (18,184)    (18,184)
                                                                                   ---------  ---------  ---------  -----------
      Total stockholders' equity.................................................      6,270        501     14,832      14,832
                                                                                   ---------  ---------  ---------  -----------
      Total liabilities and stockholders' equity.................................  $   7,115  $   1,725  $  19,037   $  19,037
                                                                                   ---------  ---------  ---------  -----------
                                                                                   ---------  ---------  ---------  -----------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenue:
  License...................................................  $     261  $     359  $     885  $     560  $   1,082
  Services..................................................        336        250        910        329        619
  Sale of technology........................................         --        120        220        110         --
                                                              ---------  ---------  ---------  ---------  ---------
    Total revenue...........................................        597        729      2,015        999      1,701
Cost of revenue:
  License cost..............................................         15         63        194        101        100
  Services cost.............................................        124         45        737        271        676
                                                              ---------  ---------  ---------  ---------  ---------
    Total cost of revenue...................................        139        108        931        372        776
                                                              ---------  ---------  ---------  ---------  ---------
  Gross profit..............................................        458        621      1,084        627        925
                                                              ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development..................................        634      1,846      2,021        869      1,880
  Sales and marketing.......................................        649      2,593      4,049      2,315      2,788
  General and administrative................................        372        792      1,080        579      1,105
  Stock compensation........................................         24        246        673        259      1,283
                                                              ---------  ---------  ---------  ---------  ---------
    Total operating expenses................................      1,679      5,477      7,823      4,022      7,056
                                                              ---------  ---------  ---------  ---------  ---------
    Operating loss..........................................     (1,221)    (4,856)    (6,739)    (3,395)    (6,131)
  Other income (expense), net...............................         41        165        149        127        118
                                                              ---------  ---------  ---------  ---------  ---------
    Net loss before provision for taxes.....................     (1,180)    (4,691)    (6,590)    (3,268)    (6,013)
    Provision for taxes.....................................         --         --         --         --         40
                                                              ---------  ---------  ---------  ---------  ---------
    Net loss................................................  $  (1,180) $  (4,691) $  (6,590) $  (3,268) $  (6,053)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Other comprehensive income (loss)--translation
    adjustment..............................................         --         --         (2)        --          6
                                                              ---------  ---------  ---------  ---------  ---------
    Comprehensive loss......................................  $  (1,180) $  (4,691) $  (6,592) $  (3,268) $  (6,047)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Net loss per share--basic and diluted.......................  $   (0.33) $   (1.41) $   (1.74) $   (0.89) $   (1.43)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Weighted average shares--basic and diluted..................      3,598      3,331      3,797      3,682      4,246
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND THE SIX MONTHS ENDED JUNE 30,
                                1999 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                CONVERTIBLE PREFERRED STOCK
                                                            -------------------------------------------------------------------
                                                                  SERIES A               SERIES B               SERIES C
                                                            ---------------------  ---------------------  ---------------------
                                                             SHARES      AMOUNT     SHARES      AMOUNT     SHARES      AMOUNT
                                                            ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1995...............................         --  $       --         --  $       --         --  $       --
Net loss prior to August 24, 1996.........................         --          --         --          --         --          --
Transfer of accumulated deficit to additional paid in
  capital in conjunction with termination of S corporation
  status..................................................         --          --         --          --         --          --
Issuance of Series A preferred stock......................  2,657,971           3         --          --         --          --
Deferred compensation expense on stock option issuances...         --          --         --          --         --          --
Amortization of deferred compensation expense.............         --          --         --          --         --          --
Net loss subsequent to August 24, 1996....................         --          --         --          --         --          --
                                                            ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1996...............................  2,657,971           3         --          --         --          --
Issuance of Series B preferred stock, net of issuance
  costs of $47............................................         --          --  4,065,960           4         --          --
Issuance of Series B preferred stock warrant..............         --          --         --          --         --          --
Issuance of stock options to nonemployees.................         --          --         --          --         --          --
Deferred compensation expense on stock option issuances...         --          --         --          --         --          --
Amortization of deferred compensation expense.............         --          --         --          --         --          --
Net loss..................................................         --          --         --          --         --          --
                                                            ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1997...............................  2,657,971           3  4,065,960           4         --          --
Issuance of stock options to nonemployees.................         --          --         --          --         --          --
Issuance of common stock upon exercise of stock options...         --          --         --          --         --          --
Issuance of Series C preferred stock warrant..............         --          --         --          --         --          --
Foreign currency translation adjustment...................         --          --         --          --         --          --
Deferred compensation expense on stock option issuances...         --          --         --          --         --          --
Amortization of deferred compensation expense.............         --          --         --          --         --          --
Net loss..................................................         --          --         --          --         --          --
                                                            ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1998...............................  2,657,971           3  4,065,960           4         --          --
Issuance of common stock upon exercise of stock options
  (unaudited).............................................         --          --         --          --         --          --
Issuance of Series B preferred stock in exchange for
  services(unaudited).....................................         --          --     15,000          --         --          --
Issuance of Series C preferred stock and warrants, net of
  issuance costs of $1,337 (unaudited)....................         --          --         --          --  5,586,003           5
Issuance of Series C preferred stock in exchange for
  services (unaudited)....................................         --          --         --          --      6,500          --
Foreign currency translation adjustment (unaudited).......         --          --         --          --         --          --
Deferred compensation expense on stock option issuances
  (unaudited).............................................         --          --         --          --         --          --
Amortization of deferred compensation expense
  (unaudited).............................................         --          --         --          --         --          --
Net loss (unaudited)......................................         --          --         --          --         --          --
                                                            ---------  ----------  ---------  ----------  ---------  ----------
Balances, June 30, 1999 (unaudited).......................  2,657,971  $        3  4,080,960  $        4  5,592,503  $        5
                                                            ---------  ----------  ---------  ----------  ---------  ----------
                                                            ---------  ----------  ---------  ----------  ---------  ----------


                                                                                                                   ACCUMULATED
                                                                COMMON STOCK       ADDITIONAL      DEFERRED           OTHER
                                                            ---------------------    PAID IN     COMPENSATION     COMPREHENSIVE
                                                             SHARES      AMOUNT      CAPITAL        EXPENSE       INCOME (LOSS)
                                                            ---------  ----------  -----------  ---------------  ---------------
Balances, December 31, 1995...............................  4,035,000  $        4   $      --      $      --        $      --
Net loss prior to August 24, 1996.........................         --          --          --             --               --
Transfer of accumulated deficit to additional paid in
  capital in conjunction with termination of S corporation
  status..................................................         --          --        (194)            --               --
Issuance of Series A preferred stock......................         --          --       3,665             --               --
Deferred compensation expense on stock option issuances...         --          --         275           (275)              --
Amortization of deferred compensation expense.............         --          --          --             24               --
Net loss subsequent to August 24, 1996....................         --          --          --             --               --
                                                            ---------  ----------  -----------       -------           ------
Balances, December 31, 1996...............................  4,035,000           4       3,746           (251)              --
Issuance of Series B preferred stock, net of issuance
  costs of $47............................................         --          --       8,024             --               --
Issuance of Series B preferred stock warrant..............         --          --          28             --               --
Issuance of stock options to nonemployees.................         --          --           7             --               --
Deferred compensation expense on stock option issuances...         --          --         469           (469)              --
Amortization of deferred compensation expense.............         --          --          --            246               --
Net loss..................................................         --          --          --             --               --
                                                            ---------  ----------  -----------       -------           ------
Balances, December 31, 1997...............................  4,035,000           4      12,274           (474)              --
Issuance of stock options to nonemployees.................         --          --           8             --               --
Issuance of common stock upon exercise of stock options...    174,535          --          87             --               --
Issuance of Series C preferred stock warrant..............         --          --          55             --               --
Foreign currency translation adjustment...................         --          --          --             --               (2)
Deferred compensation expense on stock option issuances...         --          --       1,700         (1,700)              --
Amortization of deferred compensation expense.............         --          --          --            673               --
Net loss..................................................         --          --          --             --               --
                                                            ---------  ----------  -----------       -------           ------
Balances, December 31, 1998...............................  4,209,535           4      14,124         (1,501)              (2)
Issuance of common stock upon exercise of stock options
  (unaudited).............................................    575,485           1         261             --               --
Issuance of Series B preferred stock in exchange for
  services(unaudited).....................................         --          --          54             --               --
Issuance of Series C preferred stock and warrants, net of
  issuance costs of $1,337 (unaudited)....................         --          --      18,751             --               --
Issuance of Series C preferred stock in exchange for
  services (unaudited)....................................         --          --          23             --               --
Foreign currency translation adjustment (unaudited).......         --          --          --             --                6
Deferred compensation expense on stock option issuances
  (unaudited).............................................         --          --       6,864         (6,864)              --
Amortization of deferred compensation expense
  (unaudited).............................................         --          --          --          1,283               --
Net loss (unaudited)......................................         --          --          --             --               --
                                                            ---------  ----------  -----------       -------           ------
Balances, June 30, 1999 (unaudited).......................  4,785,020  $        5   $  40,077      $  (7,082)       $       4
                                                            ---------  ----------  -----------       -------           ------
                                                            ---------  ----------  -----------       -------           ------


                                                                               TOTAL
                                                             ACCUMULATED   STOCKHOLDERS'
                                                               DEFICIT        EQUITY
                                                            -------------  -------------
Balances, December 31, 1995...............................    $     137      $     141
Net loss prior to August 24, 1996.........................         (331)          (331)
Transfer of accumulated deficit to additional paid in
  capital in conjunction with termination of S corporation
  status..................................................          194             --
Issuance of Series A preferred stock......................           --          3,668
Deferred compensation expense on stock option issuances...           --             --
Amortization of deferred compensation expense.............           --             24
Net loss subsequent to August 24, 1996....................         (850)          (850)
                                                            -------------  -------------
Balances, December 31, 1996...............................         (850)         2,652
Issuance of Series B preferred stock, net of issuance
  costs of $47............................................           --          8,028
Issuance of Series B preferred stock warrant..............           --             28
Issuance of stock options to nonemployees.................           --              7
Deferred compensation expense on stock option issuances...           --             --
Amortization of deferred compensation expense.............           --            246
Net loss..................................................       (4,691)        (4,691)
                                                            -------------  -------------
Balances, December 31, 1997...............................       (5,541)         6,270
Issuance of stock options to nonemployees.................           --              8
Issuance of common stock upon exercise of stock options...           --             87
Issuance of Series C preferred stock warrant..............           --             55
Foreign currency translation adjustment...................           --             (2)
Deferred compensation expense on stock option issuances...           --             --
Amortization of deferred compensation expense.............           --            673
Net loss..................................................       (6,590)        (6,590)
                                                            -------------  -------------
Balances, December 31, 1998...............................      (12,131)           501
Issuance of common stock upon exercise of stock options
  (unaudited).............................................           --            262
Issuance of Series B preferred stock in exchange for
  services(unaudited).....................................           --             54
Issuance of Series C preferred stock and warrants, net of
  issuance costs of $1,337 (unaudited)....................           --         18,756
Issuance of Series C preferred stock in exchange for
  services (unaudited)....................................           --             23
Foreign currency translation adjustment (unaudited).......           --              6
Deferred compensation expense on stock option issuances
  (unaudited).............................................           --             --
Amortization of deferred compensation expense
  (unaudited).............................................           --          1,283
Net loss (unaudited)......................................       (6,053)        (6,053)
                                                            -------------  -------------
Balances, June 30, 1999 (unaudited).......................    $ (18,184)     $  14,832
                                                            -------------  -------------
                                                            -------------  -------------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                         SIX MONTHS ENDED
                                                                         YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                      -------------------------------  --------------------
                                                                        1996       1997       1998       1998       1999
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................................  $  (1,180) $  (4,691) $  (6,590) $  (3,268) $  (6,053)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Compensation for grant of non-employee stock options and warrant
      issuances.....................................................         --         34          8         --         77
    Amortization of deferred stock compensation expense.............         24        246        673        259      1,283
    Depreciation....................................................         29        121        201         94        171
    Amortization of debt discount...................................         --         --         12         --         43
    Changes in operating assets and liabilities:
      Accounts receivable...........................................          7       (204)        --        227       (870)
      Prepaid expenses and other current assets.....................        (46)      (101)       (24)      (217)      (388)
      Accounts payable and accrued liabilities......................        132        374         47        119      1,491
      Deferred revenue..............................................         74        204       (178)      (114)       588
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash used in operating activities.......................       (960)    (4,017)    (5,851)    (2,900)    (3,658)
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
    Purchase of furniture and equipment.............................       (134)      (352)      (291)      (167)    (1,286)
    Other long-term assets..........................................         --         --       (108)       (50)      (937)
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities.......................       (134)      (352)      (399)      (217)    (2,223)
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
    Borrowings on equipment line....................................         --         --        553        400      1,966
    Payments on equipment line......................................         --         --         --         --     (1,107)
    Proceeds from issuance of preferred stock and warrants, net.....      3,668      8,028         --         --     18,756
    Issuance of common stock upon exercise of stock options.........         --         --         87         58        262
    Payments on stockholder note payable............................        (50)       (19)        --         --         --
    Borrowing on stockholder note payable...........................         65         --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities...................      3,683      8,009        640        458     19,877
                                                                      ---------  ---------  ---------  ---------  ---------
Effect of exchange rate fluctuations................................         --         --         (2)        --          6
                                                                      ---------  ---------  ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents................      2,589      3,640     (5,612)    (2,659)    14,002
Cash and cash equivalents, beginning of year/period.................         81      2,670      6,310      6,310        698
                                                                      ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of year/period.......................  $   2,670  $   6,310  $     698  $   3,651  $  14,700
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year/period for interest.....................  $      --  $      --  $      25  $       5  $      81
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Noncash investing and financing activities--
    Issuance of warrants and options for services, debt issuance
      costs or equity offering costs................................  $      --  $      34  $      63  $      --  $     194
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
    Deferred compensation expense associated with stock option
      activity......................................................  $     275  $     469  $   1,700  $     854  $   6,864
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Tumbleweed Communications Corp., a California corporation incorporated in June 1993, is a provider of secure Internet communications software and services for businesses worldwide. Tumbleweed has developed the Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, a scalable software solution that combines the personal, proactive nature of e-mail with the ease of use of the web. Tumbleweed IME offers the key attributes of physical delivery, e-mail and web messaging in a comprehensive, Internet-based system. Tumbleweed's solutions enable corporations to leverage their existing investments in e-mail and web systems in order to shift their historically paper-based communications to more convenient and cost-effective online alternatives.

    In March of 1994, Tumbleweed sold a technology known as Envoy to Novell, Inc. pursuant to an asset transfer, and Tumbleweed thereafter effected a substantial distribution to its stockholders. In connection with this sale, Tumbleweed retained the rights to derivative payments from various agreements that were acquired by Novell, Inc. for specified periods of time. The proceeds from this asset transfer were used for general corporate purposes, including the initial development of Tumbleweed IME. Virtually all of Tumbleweed's revenue recognized before June of 1997, which marked the initial launch of Tumbleweed IME, was derived from these agreements. Tumbleweed ceased recognizing revenue under these agreements in the first quarter of 1997, and does not anticipate recognizing any additional revenue under these agreements in the future since management believes that Novell, Inc. has discontinued distribution of products utilizing Envoy technology. As a result, revenue recognized for periods before June of 1997 is not indicative of Tumbleweed's operating results in subsequent periods. In addition, in 1997 and 1998, Tumbleweed recognized revenue derived from a sale of ancillary technology to a third party. Tumbleweed does not anticipate recognizing revenue from similar sales in the future.

    On May 27, 1999, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting Tumbleweed to sell shares of its common stock in connection with a proposed initial public offering. If the offering is consummated under the terms presently anticipated, all currently outstanding shares of preferred stock will automatically convert into shares of common stock upon the closing of the proposed initial public offering. The conversion of the convertible preferred stock has been reflected in the unaudited pro forma consolidated balance sheet as of June 30, 1999.

    On June 28, 1999, Tumbleweed filed with the California Secretary of State to officially change its name to Tumbleweed Communications Corp. from Tumbleweed Software Corporation. The board of directors and shareholders approved the name change on June 23, 1999 and June 28, 1999, respectively.

    Tumbleweed maintains its headquarters in Redwood City, California. Tumbleweed incorporated a subsidiary in Japan in November 1998 and incorporated a subsidiary in the United Kingdom in February 1999.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (a) BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of Tumbleweed and its wholly owned subsidiaries in Japan and the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation.

    In August 1996, Tumbleweed terminated its S-corporation election in connection with the issuance of preferred stock. Therefore, approximately $194,000 in accumulated deficit prior to August 24, 1996, has been transferred to additional paid-in capital as of that date.

    (b) UNAUDITED PRO FORMA FINANCIAL BALANCE SHEET

    The pro forma consolidated balance sheet as of June 30, 1999 includes (i) the assumed automatic conversion of all outstanding shares of Series A, B and C convertible preferred stock upon the closing of Tumbleweed's planned initial public offering into 12,331,434 shares of common stock, and (ii) the assumed cashless conversion of the December 1997 and May 1999 warrant issuances, using the assumed initial public offering price, into approximately 84,669 shares of common stock.

    (c) CASH, CASH EQUIVALENTS AND INVESTMENTS

    Tumbleweed considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents. As of December 31, 1997 and 1998, Tumbleweed had $6,257,000 and $604,000 in money market accounts, respectively. As of June 30, 1999, Tumbleweed had $6,972,000 in commercial paper and $6,512,000 in money market accounts.

    Tumbleweed has adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. SFAS No. 115 requires entities to classify investments in debt and equity securities with readily determined fair values as "held-to-maturity," "available-for-sale" or "trading" and establishes accounting and reporting requirements for each classification. Tumbleweed generally has classified its investment securities as available-for-sale and accounts for them at estimated fair value. Realized and unrealized gains and losses were not significant for all periods presented. The cost of securities sold is based on the specific identification method. As of December 31, 1996, 1997, and 1998 Tumbleweed did not hold any marketable securities.

    (d) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

    (e) CAPITALIZED SOFTWARE

    Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the form of a working model has been established. To date, capitalized costs for Tumbleweed's software development have not been material.

    (f) CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject Tumbleweed to concentrations of credit risk, consist primarily of cash equivalents and accounts receivable. Tumbleweed's cash equivalents generally consist of money market funds with qualified financial institutions. To reduce credit risk with accounts receivable, Tumbleweed performs ongoing evaluations of its customers' financial conditions and maintains allowances for credit losses, when necessary.

    (g) REVENUE RECOGNITION

    In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION. Effective January 1, 1998, Tumbleweed adopted SOP 97-2. SOP 97-2 generally requires revenue recognized from software arrangements to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, consulting, training, installation, or post-contract customer support. Fair values are based upon vendor specific objective evidence. If evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist, or until all elements of the arrangement are delivered. There was no material change to Tumbleweed's accounting for revenue as a result of the adoption of SOP 97-2.

    In February 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-4, DEFERRAL OF THE EFFECTIVE DATE OF SOP 97-2. The SOP deferred the effective date for applying the provisions regarding vendor-specific objective evidence of fair value. There was no material change to Tumbleweed's accounting for revenue as a result of the adoption of SOP 98-4.

    Tumbleweed's customer contracts are generally multiple-element arrangements; that is, they involve Tumbleweed providing a combination of products and services to a customer. Revenue is allocated to the various elements based on the relative fair values of the elements. Revenue allocated to the various elements is recognized when the basic revenue recognition criteria are met for that element or group of elements.

    Revenue attributable to licenses and associated initial installation and testing services is recognized upon customer acceptance. Management currently believes that customer acceptance is the point at which delivery has occurred, collectibility of a fixed and determinable fee is deemed probable, and persuasive evidence of an arrangement exists.

    Paid pilot projects represent licensing transactions in which the customer purchases the Company's products and services for internal use and customer-testing purposes. The projects generally contain licensing elements as well as associated initial installation and testing services. Revenues attributable to

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) such projects are recognized upon customer acceptance. Fees earned from paid pilot projects historically have not been refundable against other products and services.

    Transaction-based fee revenue are derived from Tumbleweed's customers and resellers principally based on payment schedules, for minimum volume commitments, or information reported by the customer or reseller, for actual volume commitments. Royalties from minimum volume commitments are recognized at the beginning of a transaction commitment cycle when fees are fixed and determinable. Royalties from minimum volume commitments with extended payment terms are recognized as they become due and payable. Royalties from actual volume commitments are recognized when amounts due are reported to Tumbleweed.

    Technology revenue relates to the sale of certain intellectual property. Tumbleweed recognized technology revenue as the payments were collected.

    Tumbleweed provides post-contract support, training and other consulting services to customers. Revenue from post-contract support, i.e. unspecified upgrades and telephone support, is recognized ratably over the period the support is provided. Revenue from customer training and other consulting services is recognized as the services are performed.

    Tumbleweed provides limited warranty rights to its customers, which are accounted for in accordance with SFAS No. 5, ACCOUNTING FOR CONTINGENCIES. Estimated warranty obligations are provided by charges to operations in the period in which the related revenue is recognized. To date, the estimated warranty obligations have not been considered significant.

    In December 1998, the Accounting Standards Executive Committee issued SOP 98-9, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN ARRANGEMENTS, which requires recognition of revenue using the residual method in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the residual method, the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through Tumbleweed's year ending December 31, 1999. Tumbleweed does not expect a material change to its accounting for revenue as a result of the provisions of SOP 98-9.

    (h) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (i) STOCK-BASED COMPENSATION

    Tumbleweed accounts for its stock-based compensation arrangements for employees using the intrinsic-value method pursuant to Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. As such, compensation expense is recorded for fixed plan stock options on the date of grant when the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for issuance or sales of common stock. Options granted to consultants and other non-employees are considered compensatory and are accounted for at fair value pursuant to SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Tumbleweed discloses the pro forma effects of using the fair value method of accounting for all stock-based compensation arrangements, in accordance with SFAS No. 123.

    (j) NET LOSS PER SHARE

    Net loss per share is calculated in accordance with SFAS No. 128, EARNINGS PER SHARE. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise outstanding shares of common stock issued to certain officers (see Note 6) but subject to ratable repurchase by Tumbleweed if such officers do not remain employees through August 1999, and incremental common and preferred shares issuable upon the exercise of stock options and warrants and upon the conversion of Series A, Series B, and Series C preferred stock. The following potential common shares have been excluded from the determination of diluted net loss per share for all periods because the effect of such shares would have been anti-dilutive (in thousands):

                                                                                                     SIX MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                  -------------------------------  --------------------
                                                                    1996       1997       1998       1998       1999
                                                                  ---------  ---------  ---------  ---------  ---------
Shares issuable under stock options.............................      1,154      1,489      2,409      1,950      2,673
Shares of restricted stock subject to repurchase................        873        535        197        368         30
Shares issuable pursuant to warrants or rights to purchase
  convertible preferred stock...................................         --         40         61         40        136
Shares of convertible preferred stock on an "as-if-converted"
  basis.........................................................      2,658      6,724      6,724      6,724     12,331
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                      4,685      8,788      9,391      9,082     15,170
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

    As of June 30, 1999, the weighted average exercise prices of stock options and warrants or rights to purchase preferred stock outstanding were $0.80 and $3.26, respectively.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (k) OTHER COMPREHENSIVE INCOME (LOSS)

    Other comprehensive income (loss) consists entirely of cumulative translation adjustments resulting from Tumbleweed's application of its foreign currency translation policy. The tax effects of translation adjustments were not significant.

    (l) UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited, but includes all adjustments (consisting of normal recurring adjustments) that Tumbleweed considers necessary for the fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

    (m) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of Tumbleweed's cash, cash equivalents, marketable securities, accounts receivable, accounts payable and equipment line approximate their carrying values due to the short maturity or variable-rate structure of those instruments.

    (n) USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    (o) FOREIGN CURRENCY TRANSLATION

    The functional currency of the Tumbleweed's Japan subsidiary is the yen. The functional currency of the Tumbleweed's United Kingdom subsidiary is the pound. Exchange gains and losses, which result from the translation of foreign currency financial statements into U.S. dollars, are included in accumulated other comprehensive income (loss) in stockholders' equity.

    (p) ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    Tumbleweed reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (q) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Tumbleweed is required to adopt SFAS 133 in fiscal 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, Tumbleweed has not entered into any derivative financial instruments or hedging activities.

    In March 1998, the Accounting Standards Executive Committee issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. Tumbleweed adopted SOP 98-1 effective January 1, 1999 and it did not materially affect its financial position or results of operations.

(2) FINANCIAL STATEMENT COMPONENTS

    A summary of property and equipment as of December 31, 1997 and 1998, follows (in thousands):

                                                                                  1997       1998
                                                                                ---------  ---------
Office furniture..............................................................  $     100  $     114
Computers and equipment.......................................................        460        737
                                                                                ---------  ---------
                                                                                      560        851
Less accumulated depreciation.................................................        178        379
                                                                                ---------  ---------
                                                                                $     382  $     472
                                                                                ---------  ---------
                                                                                ---------  ---------

    A summary of accrued liabilities as of December 31, 1997 and 1998, follows (in thousands):

                                                                                  1997       1998
                                                                                ---------  ---------
Accrued compensation..........................................................  $     144  $     235
Professional fees.............................................................         78        156
Advertising...................................................................         43         29
Other.........................................................................         72         28
                                                                                ---------  ---------
                                                                                $     337  $     448
                                                                                ---------  ---------
                                                                                ---------  ---------

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(2) FINANCIAL STATEMENT COMPONENTS (CONTINUED)
    Other income (expense), net consisted of the following:

                                                                                  YEARS ENDED
                                                                                 DECEMBER 31,
                                                                        -------------------------------
                                                                          1996       1997       1998
                                                                        ---------  ---------  ---------
Interest income.......................................................  $      41  $     165  $     180
Interest expense......................................................         --         --        (41)
Miscellaneous income (expense)........................................         --         --         10
                                                                        ---------  ---------  ---------
Other income (expense), net...........................................  $      41  $     165  $     149
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

(3) RELATED PARTY TRANSACTIONS

    In February 1999, Tumbleweed issued 3,914,989 shares of Series C preferred stock at a price of $3.58 to Hikari Tsushin ("Hikari"), a Japanese company, resulting in gross proceeds to Tumbleweed of approximately $14.0 million.

    On March 31, 1999, Tumbleweed entered into a one-year License and Distribution Agreement with Hikari. A summary of the salient terms of this agreement is as follows:

    - Tumbleweed granted Hikari a perpetual license to use Tumbleweed's product in consideration of a one-time, non-refundable fee of Y30,000,000 (which approximated $251,000 as of March 31, 1999).

    - Hikari was granted distribution rights to sell Tumbleweed's products to third parties in consideration of a one-time, non-refundable fee of Y20,000,000 (which approximated $167,000 as of March 31, 1999).

    - Beginning on April 1, 1999, Hikari will make quarterly, non-refundable prepaid transaction fees of Y23,625,000 (which approximated $198,000 as of March 31, 1999). The quarterly transaction fees are based on quarterly minimum volume commitments, and will be recognized as revenue in the quarter that the amounts are due and payable.

    During the six months ended June 30, 1999, Tumbleweed recognized approximately $388,000, $196,000 and $30,000 for perpetual license fee and distribution rights, transaction fees and maintenance revenue, respectively, from Hikari.

(4) DEBT

    In 1997, Tumbleweed obtained a $400,000 line of credit collateralized by all of Tumbleweed's assets. The line bears interest at the bank's prime rate plus 1.5% and expired on August 3, 1998.

    In July 1998, Tumbleweed entered into a debt agreement with a bank (the Debt Facility) which includes a $1,500,000 revolving credit facility (the Revolver), with availability based on outstanding accounts receivable, and a $750,000 equipment loan facility (the Equipment Line). The Debt Facility expires on July 22, 1999. Borrowings under the Revolver and Equipment Line carry interest at prime

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(4) DEBT (CONTINUED)
rate plus 0.5% and 0.75%, respectively, with interest payable monthly and an unamortized discount of $43,000. Borrowings under the Revolver are due in July 1999. Borrowings under the Equipment Line are due in 36 equal monthly installments beginning January 1999, and are secured by certain assets of Tumbleweed. The weighted-average interest rate for the Equipment Line was 8.5% for fiscal 1998.

    During November 1998, Tumbleweed amended the Debt Facility. As part of the amendment, Tumbleweed obtained a $1,500,000 line of credit (Bridge Loan Facility) with availability based on several factors, including the proposed amount of the next equity financing; Tumbleweed is prohibited from making additional borrowings against the Revolver until the maturity date of the Bridge Loan Facility; and the Equipment Line is limited to making additional borrowings up to $125,000. Borrowings under the Bridge Loan Facility are due the earlier of
(i) the closing of Tumbleweed's Series C preferred stock financing; (ii) 90 days from the initial loan; or (iii) April 30, 1999. In connection with the Bridge Loan Facility, Tumbleweed issued a warrant to purchase preferred stock with a fair value of $55,000, which is being amortized over the term of the Bridge Loan Facility (see Note 6). Borrowings under the Bridge Loan Facility carry interest at prime rate plus 1% (8.5% at December 31, 1998) and are payable monthly. Upon the closing of the February 1999 Series C preferred stock financing, Tumbleweed repaid all outstanding borrowings against the Bridge Loan Facility.

    In June 1999, Tumbleweed amended the Debt Facility. As part of the amendment, Tumbleweed increased its Equipment Line by $1,000,000. Borrowings are due in 36 equal monthly installments beginning January 1, 2000.

    As of June 30, 1999, minimum debt payments under all agreements were as follows (in thousands):

YEARS ENDED
DECEMBER 31,
-----------------------------------------------------------------
1999.............................................................  $     168
2000.............................................................        571
2001.............................................................        535
2002.............................................................        322
2003.............................................................         11
                                                                   ---------
                                                                       1,607
Less interest....................................................       (195)
Less current installments of equipment line......................       (227)
                                                                   ---------
                                                                   $   1,185
                                                                   ---------
                                                                   ---------

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(5) INCOME TAXES

    The differences between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% for the years ended December 31, 1997 and 1998, are as follows (in thousands):

                                                                             1997       1998
                                                                           ---------  ---------
Statutory federal income tax benefit.....................................  $  (1,511) $  (2,047)
Net operating loss not benefited.........................................      1,503      2,035
Other....................................................................          8         12
                                                                           ---------  ---------
                                                                           $      --  $      --
                                                                           ---------  ---------
                                                                           ---------  ---------

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are presented below (in thousands):

                                                                               1997       1998
                                                                             ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.........................................  $   1,921  $   4,052
  Tax credit carryforwards.................................................         56        249
  Reserves and accruals not currently deductible...........................        227        196
  Other....................................................................          2          9
                                                                             ---------  ---------
                                                                                 2,206      4,506
Less valuation allowance...................................................      2,206      4,506
                                                                             ---------  ---------
    Net deferred tax assets................................................  $      --  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

    Tumbleweed believes that sufficient uncertainty exists with respect to future realization of these deferred tax assets; therefore, it has established a valuation allowance against all net deferred tax assets.

    The net change in the valuation allowance for the year ended December 31, 1998, was an increase of approximately $2,300,000.

    As of December 31, 1998, Tumbleweed has federal and California net operating loss carryforwards of approximately $11,000,000 and $5,700,000, respectively. The net operating loss carryforwards expire in the years 2011 through 2018 for federal income tax purposes and the years 2001 through 2003 for California income tax purposes.

    As of December 31, 1998, Tumbleweed has federal and California research and development tax credit carryforwards of approximately $144,000 and $105,000, respectively. The research and development tax credit carryforwards for federal income tax purposes expire in the years 2012 through 2018. The research and development tax credit carryforwards for California income tax purposes can be carried forward indefinitely.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(5) INCOME TAXES (CONTINUED)

    The Internal Revenue Code of 1986 and the California Conformity Act of 1987 substantially restrict the ability of a corporation to utilize existing net operating losses and credits in the event of an "ownership change." Several of Tumbleweed's issuances of preferred stock have resulted in multiple ownership changes since inception of Tumbleweed. Of the approximately $11.0 million of federal net operating loss carryforward as of December 31, 1998, approximately $3.5 million will be subject to an annual limitation in the aggregate of $400,000. Any unused annual limitation can be carried over and added to the succeeding year's annual limitation within the allowable carryforward period. Future changes in ownership may result in additional limitations.

(6) STOCKHOLDERS' EQUITY

    (a) CONVERTIBLE PREFERRED STOCK

    The rights, preferences, and privileges of the Series A, B, and C preferred stock are as follows:

    - The conversion rate in effect at any time for each series of convertible preferred stock shall be the quotient obtained by dividing the original issuance price for such series of series preferred stock by the series preferred stock conversion price. The series preferred stock conversion price shall initially be the original issue price for such series adjusted for stock splits and combinations, common stock dividends and distributions, and similar transactions. As of June 30, 1999, the conversion rates allow each share of Series A, B and C preferred stock to be converted into one share of common stock.

    - Each share of series preferred stock shall automatically be converted into shares of common stock, based on the then-effective series preferred stock conversion price (a) at any time upon the affirmative vote of the holders of more than 50% of the outstanding shares of preferred stock, or (b) immediately upon the closing of a public offering in which the per share price is two times the original issuance price of the Series C preferred stock and the gross cash proceeds to Tumbleweed are at least $10,000,000.

    - Each shareholder of Series A, B, and C preferred stock is entitled to receive, when and as declared by Tumbleweed's board of directors, noncumulative dividends of approximately $0.11, $0.16, and $0.29 per share, respectively, payable in preference and priority to any payment of dividends on common stock. No dividends have been declared or paid on the preferred stock.

    - In the event of liquidation, the stockholders of Series A, B, and C preferred stock are entitled to a liquidation preference equal to $1.38, $1.99, and $3.58 per share, respectively, plus all declared but unpaid dividends. All remaining assets shall be distributed on a pro rata basis among the holders of the preferred and common stock on an "as-if-converted" basis.

    (b) STOCK REPURCHASE AGREEMENTS

    On August 16, 1996, stock repurchase agreements were signed with Tumbleweed's Chief Technical Officer and Chief Executive Officer (the Officers). Under these agreements, Tumbleweed may repurchase a ratable portion of the shares of common stock held by the Officers if the Officers

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
terminate their employment with Tumbleweed at any time prior to August 16, 1999. The common stock was issued for the value of services rendered, at a value of $0.001 per share. The purchase price would be $0.005 per share, and the total number of shares available for repurchase by Tumbleweed is reduced ratably over the three-year term of the agreements. The amount of shares subject to repurchase by Tumbleweed as of December 31, 1998 and June 30, 1999, were approximately 197,000 and 30,000, respectively.

    (c) 1993 STOCK OPTION PLAN

    On September 30, 1993, the Company adopted the 1993 stock option plan. During 1998 and 1999, the board of directors approved an amendment to the plan to increase the number of shares authorized for issuance by 1,000,000 shares and 500,000 shares, respectively, to a total of 3,618,500 authorized shares.

    Under the plan, the exercise price for incentive options is at least 100% of the fair market value on the date of grant. The exercise price for nonqualified stock options is at least 85% of the fair market value on the date of grant. Options generally expire in 10 years. Vesting periods are determined by the board of directors and generally provide for 25% of the options to vest on the first anniversary date of the grant with the remaining options vesting monthly over the following 36 months.

    (d) 1999 OMNIBUS STOCK INCENTIVE PLAN

    The 1999 Omnibus Stock Incentive Plan (the Incentive Plan) was adopted by Tumbleweed's board of directors on May 27, 1999 (and to be approved by stockholders thereafter), for the benefit of the officers, directors, key employees, advisors and consultants. An aggregate of 4,381,500 shares of common stock is reserved for issuance under the Incentive Plan, which provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock, and performance shares.

    (e) 1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 Employee Stock Purchase Plan (the Purchase Plan) was adopted by Tumbleweed's board of directors on May 27, 1999 (and to be approved by stockholders thereafter) which allows eligible employees to purchase common stock at a discount from fair market value. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan for each fiscal year occurring during the term of the Purchase Plan (the Purchase Plan will terminate in 2009).

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of stock option activity follows:

                                                                                     WEIGHTED-
                                                            OPTIONS                   AVERAGE
                                                           AVAILABLE     OPTIONS     EXERCISE
                                                           FOR GRANT   OUTSTANDING     PRICE
                                                          -----------  -----------  -----------
Balances, December 31, 1996.............................      964,500   1,154,000    $    0.48
Granted.................................................     (531,500)    531,500         0.50
Canceled................................................      196,375    (196,375)        0.50
                                                          -----------  -----------
Balances, December 31, 1997.............................      629,375   1,489,125         0.48
Authorized..............................................    1,000,000          --           --
Granted.................................................   (1,320,250)  1,320,250         0.50
Exercised...............................................           --    (174,535)        0.50
Canceled................................................      225,629    (225,629)        0.50
                                                          -----------  -----------
Balances, December 31, 1998.............................      534,754   2,409,211         0.49
Authorized..............................................      500,000          --           --
Granted (unaudited).....................................   (1,011,250)  1,011,250         1.29
Exercised (unaudited)...................................           --    (575,485)        0.46
Canceled (unaudited)....................................      171,480    (171,480)        0.50
                                                          -----------  -----------
Balances, June 30, 1999 (unaudited).....................      194,984   2,673,496         0.80
                                                          -----------  -----------
                                                          -----------  -----------
Options vested as of June 30, 1999 (unaudited)..........                  537,736
                                                                       -----------
                                                                       -----------
Weighted-average fair value of options granted during
  the year:
    1996................................................                             $    0.13
    1997................................................                             $    0.13
    1998................................................                             $    0.11

    The following table summarizes information about stock options outstanding as of June 30, 1999:

                                                                          AVERAGE
                                                                         REMAINING
                                                            NUMBER      CONTRACTUAL     NUMBER
EXERCISE PRICES                                           OUTSTANDING  LIFE (YEARS)   EXERCISABLE
--------------------------------------------------------  -----------  -------------  -----------
$0.50...................................................   1,864,746           8.4       537,736
 0.80...................................................     745,750           9.7            --
 9.60...................................................      63,000          10.0            --
                                                          -----------                 -----------
                                                           2,673,496                     537,736
                                                          -----------                 -----------
                                                          -----------                 -----------

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
    (f) STOCK-BASED COMPENSATION

    Tumbleweed uses the intrinsic value method prescribed by APB No. 25 in accounting for its stock-based compensation arrangements for employees. Compensation cost has been recognized for fixed stock option issuances in the accompanying consolidated financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant. Tumbleweed has recorded deferred stock compensation expense of $275,000, $469,000, $1.7 million and $6.8 million for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options granted in the years ended December 31, 1996, 1997 and 1998, and in the six months ended June 30, 1999, respectively. These amounts are being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred compensation of approximately $24,000, $246,000, $673,000 and $1,283,000 were recognized in the years ended December 31, 1996, 1997 and 1998, and in the six months ended June 30, 1999, respectively. Had compensation cost for Tumbleweed's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, Tumbleweed's net losses for the years ended December 31, 1996, 1997, and 1998, would have been as follows (in thousands, except per share amounts):

                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
Net loss--as reported.............................................................  $  (1,180) $  (4,691) $  (6,590)
APB No. 25 compensation expense recorded..........................................         24        246        673
Additional stock-based compensation under SFAS No. 123............................        (27)      (281)      (731)
                                                                                    ---------  ---------  ---------
Net loss--pro forma...............................................................  $  (1,183) $  (4,726) $  (6,648)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Basic and diluted net loss per share--as reported.................................  $   (0.33) $   (1.41) $   (1.74)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Basic and diluted net loss per share--pro forma...................................  $   (0.33) $   (1.42) $   (1.75)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    The fair value of options granted during the years ended December 31, 1996, 1997 and 1998, are estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates ranging from 4.75% to 7.5%; and an expected life of four years.

    (g) WARRANTS

    In connection with Tumbleweed's sale of certain technology rights to a third party in December 1997, Tumbleweed licensed the rights back from the third party in exchange for a warrant to purchase 40,000 shares of Tumbleweed's Series B convertible preferred stock at an exercise price of $2.50 per share. The warrant is exercisable upon issuance and expires upon on the earlier of the closing of an initial public offering of Tumbleweed's common stock or five years from the issue date. Using the Black-Scholes option pricing model Tumbleweed has calculated the value of the warrant based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 5.75%;

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
expected volatility of 55%. The resultant expense of $28,000 is included in research and development expenses in 1997.

    In connection with the November 1998 Bridge Loan Facility (see Note 4), Tumbleweed issued a warrant to acquire 20,973 shares of Series C preferred stock at an exercise price of $3.58. Using the Black-Scholes model, the warrant is valued at $2.65 per share, for a total of $55,000, based on the following assumptions: no dividends; contractual term of 10 years; risk-free interest rate of 4.86%; expected volatility of 60%. The value of the warrant is being amortized over the term of the Bridge Loan Facility. The warrant expires upon the earlier of (i) November 2008; (ii) five years from the closing of an initial public offering; or (iii) the closing of an acquisition of Tumbleweed in which Tumbleweed's stock is sold for at least three times the initial exercise price.

    In connection with the February 1999 Series C financing, Tumbleweed's financial advisor earned the right to receive a warrant to acquire 58,725 shares of Series C convertible preferred stock at an exercise price of $3.58. Using the Black-Scholes model, the warrant is valued at $1.99 per share, for a total of $117,000, based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 4.75%; expected volatility of 60%. The value of the warrant is included as an issuance cost of the Series C financing. The warrant will be exercisable for a period of 5 years from the date of issuance. The warrant will terminate upon an initial public offering by Tumbleweed or sale or acquisition of Tumbleweed.

    In connection with the May 1999 Series C financing, Tumbleweed issued a warrant to acquire 16,778 shares of Series C convertible preferred stock at an exercise price of $3.58. The warrant will be exercisable for a period of 5 years from the date of issuance and will terminate upon an initial public offering or sale or acquisition of Tumbleweed. Using the Black-Scholes model, the warrant is valued at $8.51 per share, for a total of $143,000, based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 4.79%; expected volatility of 60%. The value of the warrant is included as an issuance cost of the Series C financing.

(7) EMPLOYEE BENEFIT PLAN

    Tumbleweed has a 401(k) plan that allows eligible employees to contribute a percentage of their compensation, limited to $10,000 in 1998. Tumbleweed may make discretionary matching contributions of up to 6% of employee contributions. Tumbleweed matching contributions and earnings thereon vest immediately. Tumbleweed has made no contributions to date.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(8) COMMITMENTS

    (a) LEASE COMMITMENTS

    Future minimum lease payments under all noncancelable operating leases as of December 31, 1998, are as follows (in thousands):

                                                                                      OPERATING
YEAR ENDING DECEMBER 31,                                                               LEASES
-----------------------------------------------------------------------------------  -----------
1999...............................................................................   $     178
2000...............................................................................          53
2001...............................................................................           9
2002...............................................................................           3
2003...............................................................................          --
                                                                                          -----
Total minimum lease payments.......................................................   $     243
                                                                                          -----
                                                                                          -----

    Total rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998, was $56,000, $139,000 and $278,000, respectively.

    (b) ROYALTY AGREEMENTS

    During 1996, Tumbleweed entered into royalty agreements with various companies whereby Tumbleweed was granted a right to sublicense certain software technology. Under the terms of the agreements, Tumbleweed pays royalties based on the number of software licenses sold or a percentage of revenue. Royalty expense under these agreements in 1996, 1997 and 1998 was approximately $9,000, $39,000 and $128,000, respectively, and was recorded as cost of revenue. Royalty expense under these agreements in the six month periods ended June 30, 1998 and 1999 was approximately $38,000 and $55,000, respectively, and was recorded as cost of revenue.

(9) SEGMENT INFORMATION

    Tumbleweed has adopted the provisions of SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within Tumbleweed for making operating decisions and assessing financial performance.

    Tumbleweed's chief operating decision-maker is considered to be Tumbleweed's Chief Executive Officer. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenue by geographic region for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statement of operations. Therefore, Tumbleweed operates in a single operating segment.

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(9) SEGMENT INFORMATION (CONTINUED)
    Revenue information regarding operations in the different geographic regions is as follows (in thousands):

                                                 UNITED
                                                 STATES       BELGIUM      TAIWAN     OTHER COUNTRIES    TOTAL
                                               -----------  -----------  -----------  ---------------  ---------
1996.........................................   $     592    $      --    $      --              5     $     597
1997.........................................         534           --          178             17           729
1998.........................................         756          560          667             32         2,015

    Revenue attributable to significant customers, representing approximately 10% or more of total revenue for at least one of the respective periods, are summarized as follows:

                                                                                                           SIX MONTHS
                                                                          YEARS ENDED                        ENDED
                                                                         DECEMBER 31,                       JUNE 30,
                                                             -------------------------------------       -------------
                                                                1996         1997         1998         1998         1999
                                                                -----        -----        -----        -----        -----
SALES:
  Customer A...............................................          --%          38%          33%          37%           6%
  Customer B...............................................          22           26           --           --           --
  Customer C...............................................          --           12           --           --           --
  Customer D...............................................          --           --           28           12           32
  Customer E...............................................          --           --           30           45            4
  Customer F...............................................          26           --           --           --           --
  Customer G...............................................          20           --           --           --           --
  Customer H...............................................          12            2            2            2            1
  Customer I...............................................          --           --           --           --           36
  Customer J...............................................          --           --           --           --           10


                                                                         DECEMBER 31,                       JUNE 30,
                                                             -------------------------------------       -------------
                                                                1996         1997         1998         1998         1999
                                                                -----        -----        -----        -----        -----

ACCOUNTS RECEIVABLE:
  Customer A...............................................          --%          43%          --%          83%           5%
  Customer B...............................................          85           --           --           --           --
  Customer C...............................................          --           19           --           --           --
  Customer D...............................................          --           --           82           --           45
  Customer E...............................................          --           36           16            7            9
  Customer F...............................................          --           --           --           --           --
  Customer G...............................................          --           --           --           --           --
  Customer H...............................................          --           --           --           --           --
  Customer I...............................................          --           --           --           --           18
  Customer J...............................................          --           --           --           --           12

                        TUMBLEWEED COMMUNICATIONS CORP.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS
                                   UNAUDITED)

(9) SEGMENT INFORMATION (CONTINUED)
    Revenue aggregating 0%, 0%, 30%, 45% and 40% of total revenue for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, respectively, was generated from two customers who are also stockholders of Tumbleweed, and whose ownership percentages were 6.5% and 22.8%, respectively.

(10) SUBSEQUENT EVENTS

    REINCORPORATION

    On May 27, 1999, the board of directors approved Tumbleweed's reincorporation in the state of Delaware. On August 2, 1999, the reincorporation was completed. The Certificate of Incorporation of the Delaware successor corporation authorizes 100 million shares of common stock, $0.001 par value per share, and 10 million shares of preferred stock, $0.001 par value per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the reincorporation.

    1993 STOCK OPTION PLAN

    On August 3, 1999, the board of directors approved an amendment to the plan to increase the number of shares authorized for issuance by 150,000 shares to a total of 3,768,500 authorized shares.

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